Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

Shuanghui International Holdings Limited,

Sun Merger Sub, Inc.

and

Smithfield Foods, Inc.

dated as of May 28, 2013

i

ii

Exhibit A – Plan of Merger

Exhibit B – Amended and Restated Articles of Incorporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 28, 2013, is entered into by and among Shuanghui International Holdings Limited, a corporation formed under the laws of the Cayman Islands (“Parent”), Sun Merger Sub, Inc., a Virginia corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Smithfield Foods, Inc., a Virginia corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties”. Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 9.01.

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”) and the respective boards of directors of Parent and Merger Sub have unanimously determined that it is in the best interests of their respective companies and shareholders, and declared it advisable, to enter into the transactions provided for herein, and have approved the acquisition by Parent of the Company through the consummation of the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Parent, Merger Sub and the Company intend that, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Virginia Stock Corporation Act of the Commonwealth of Virginia (the “VSCA”), Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), whereby each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be canceled in accordance with Section 2.01(b)) will be converted into the right to receive the Per Share Merger Price.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, including the Plan of Merger, and in accordance with the VSCA, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.02 CLOSING. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (New York City time), on the second (2nd) Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions). The Closing shall be held at the offices of Paul Hastings LLP, located at 75 East 55th Street, New York, NY 10022, unless another time, date or place is agreed to in writing by Parent and the Company; provided, that without the prior written consent of Parent, the Closing shall not occur prior to the earlier of (a) a date during the Marketing Period specified by Parent on no fewer than five (5) Business Days’ notice to the Company or (b) if no such date has been specified by Parent, the second (2nd) Business Day following the final day of the Marketing Period. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03 EFFECTIVE TIME. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Parties shall (a) file articles of merger, in customary form (the “Articles of Merger”), meeting the requirements of Section 13.1-720 of the VSCA, including setting forth the related plan of merger meeting the requirements of Section 13.1-716 of the VSCA (such plan of merger, the “Plan of Merger”), substantially in the form attached hereto as Exhibit A, with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) and (b) duly make all other filings and recordings required by the VSCA in order to effectuate the Merger, in each case, in such form as required by, and executed and filed in accordance with, the relevant provisions of the VSCA. The Merger shall become effective upon the issuance of a certificate of merger by the SCC or at such later time as may be agreed to by Parent and the Company in writing and specified in the Articles of Merger (the date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”).

Section 1.04 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the VSCA. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, properties, immunities, powers and franchises of the Company and Merger Sub, and all of the debts, liabilities, obligations, claims, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, claims, restrictions and duties of the Surviving Corporation.

Section 1.05 ARTICLES OF INCORPORATION AND BYLAWS.

(a) Articles of Incorporation. At the Effective Time, the Company’s amended and restated articles of incorporation (the “Company Articles of Incorporation”) shall be amended and restated to read in their entirety as set forth in Exhibit B attached hereto and as so amended and restated shall be the articles of incorporation of the Surviving Corporation, until thereafter amended (subject to Section 6.06(a) hereof) as provided therein or by applicable Law.

(b) Bylaws. At the Effective Time, the Company’s bylaws (the “Company Bylaws”) shall be amended and restated to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “Smithfield Foods, Inc.”) and as so amended and restated shall be the bylaws of the Surviving Corporation, until thereafter amended (subject to Section 6.06(a) hereof) as provided therein or by applicable Law.

Section 1.06 DIRECTORS AND OFFICERS.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

Section 2.01 CONVERSION AND EXCHANGE OF SHARES OF COMPANY COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of Company Common Stock or any shares of capital stock of Parent or Merger Sub:

(a) Conversion of Merger Sub Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, which shares at such time shall comprise the only outstanding shares of capital stock of the Surviving Corporation.

(b) Cancellation of Company-Owned Stock, Parent-Owned Stock and Merger Sub-Owned Stock. Each share of Company Common Stock held by the Company or any wholly owned Subsidiary of the Company or held by Parent or Merger Sub, in each case, immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, without payment of any consideration therefor.

(c) Conversion of Company Common Stock. Except as provided in Section 2.01(b) and subject to Section 2.02, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $34.00 in cash, without interest (the “Per Share Merger Price”), payable to the holder thereof upon surrender of such shares of Company Common Stock in the manner provided in Section 2.03.

(d) Appraisal Rights. In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of Company Common Stock in connection with the Merger or the other transactions contemplated by this Agreement.

Section 2.02 ADJUSTMENT TO PER SHARE MERGER PRICE. If at any time during the period between the date hereof and the Effective Time there shall be any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock, the Per Share Merger Price shall be appropriately adjusted by Parent to reflect the effect thereof.

Section 2.03 SURRENDER OF COMPANY STOCK CERTIFICATES.

(a) Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement in form and substance reasonably acceptable to the Company with the Company’s transfer agent or a bank or trust company that is reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II. Promptly following the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent in trust, for the benefit of the holders of shares of Company Common Stock, cash in an amount sufficient to pay the aggregate Merger Consideration. Any funds deposited with the Paying Agent pursuant to this Section 2.03(a) shall be referred to in this Agreement as the “Exchange Fund.”

(b) Company Stock Certificate Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) or shares of Company Common Stock represented by book-entry (“Book Entry Shares”) whose shares of Company Common Stock were converted into the right to receive the Merger Consideration: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon proper delivery of the Company Stock Certificates to the Paying Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to Book Entry Shares)) and (ii) instructions for use in effecting the surrender of the Company Stock Certificates, or in the case of Book Entry Shares, the surrender of such shares, in exchange for payment of the applicable Merger Consideration. Each holder of record of a Company Stock Certificate or Book Entry Share shall, upon surrender to the Paying Agent of such Company Stock Certificate or Book Entry Share, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent pursuant to such instructions, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Company Stock Certificate or Book Entry Share shall have been converted into the right to receive pursuant to Section 2.01(c), and the Company Stock Certificate or Book Entry Share so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Company Stock Certificate so surrendered is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment of the Merger Consideration and any such dividends to a person other than the registered holder of such Company Stock Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.03(b), each Company Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or will accrue on any cash payable to holders of Company Stock Certificates or Book Entry Shares pursuant to the provisions of this Article II.

(c) No Further Ownership Rights in Company Common Stock; Transfer Books. At and after the Effective Time, holders of Company Stock Certificates (or, in the case of uncertificated shares, Book Entry Shares) shall cease to have any rights as shareholders of the Company, except for the right to receive the Merger Consideration. Any cash paid upon the surrender of Company Stock Certificates or Book Entry Shares in accordance with this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly evidenced by such Company Stock Certificates or Book Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Stock Certificates or Book Entry Shares formerly evidencing shares of Company Common Stock are presented to the Paying Agent or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration in accordance with this Article II.

(d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Stock Certificates or Book Entry Shares on the date that is one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of such holders’ claims for the Merger Consideration pursuant to the provisions of this Article II.

(e) No Liability. Neither Parent, Merger Sub, the Company, the Surviving Corporation nor the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Company Stock Certificate or Book Entry Shares shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of shares of Company Common Stock and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the shareholders of the Company in the amount of any such losses and (ii) such investments shall only be in short-term obligations of or guaranteed by the

United States of America or any agency or instrumentality thereof with maturities of no more than thirty (30) days and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid solely to Parent.

(g) Lost Certificates. If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in such reasonable and customary amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Company Stock Certificate the applicable Merger Consideration.

(h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of any Company Stock Certificate or Book Entry Shares (or any holder of a Company Equity Award) such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

Section 2.04 COMPANY EQUITY AWARDS.

(a) At the Effective Time, each unexercised Company Stock Option granted under any Company Stock Plan that, in each case, is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled, and the holder thereof shall be entitled to receive a payment in cash, without interest, equal to the product of (A) the number of shares of Company Common Stock previously subject to such Company Stock Option and (B) the excess, if any, of the Per Share Merger Price over the exercise price per share previously subject to such Company Stock Option; provided, however, that to the extent the exercise price of any Company Stock Option is equal to or greater than the Per Share Merger Price at the Effective Time, such Company Stock Option shall be automatically canceled and retired and shall cease to exist and no consideration will be paid or delivered in exchange therefor. The Surviving Corporation shall pay the holders of Company Stock Options the cash payments described in this Section 2.04(a) as soon as reasonably practicable following the Effective Time (but in no event later than the second payroll period of the Surviving Corporation occurring after the Effective Time).

(b) Immediately prior to the Effective Time, each then-outstanding performance stock unit award (“Company PSUs”) granted under any Company Stock Plan shall become fully earned and vested with respect to the maximum number of shares underlying each such Company PSU as set forth in the terms of the agreement granting such Company PSU (the “PSU Agreement”). The Surviving Corporation shall pay to each grantee of each Company PSU, as soon as reasonably practicable following the Effective Time (but in no event later than the second payroll period of the Surviving Corporation occurring after the Effective Time), an amount in cash equal to the Merger Consideration for each such fully vested PSU (which payment shall be deemed to be the issuance of the appropriate number of shares of Company Common Stock and receipt of the Merger Consideration, as provided in Section 2.01(c), to the extent required by the terms of the Company Stock Plan applicable to such Company PSU).

(c) Each Deferred Unit granted under any Company Stock Plan and outstanding immediately prior to the Effective Time (all of which shall be fully vested) shall become the right to receive an amount in cash equal to the Merger Consideration for each such fully vested Deferred Unit (which payment shall be deemed to be the issuance of the appropriate number of shares of Company Common Stock and receipt of the Merger Consideration, as provided in Section 2.01(c), to the extent required by the terms of the Company Stock Plan applicable to such Deferred Unit), and with respect to each Deferred Stock Account, each right to receive a share of Company Common Stock from such Deferred Stock Account shall, as of the Effective Time, become the right to receive an amount in cash equal to the Merger Consideration, the payment of which shall otherwise be made in accordance with the terms of the 2005 Non-Employee Directors Stock Incentive Plan.

(d) With respect to each Account, each right to receive a share of Company Common Stock upon distribution of such Account as provided under the ESPP shall, as of the Effective Time, become the right to receive an amount in cash equal to the Merger Consideration, the payment of which shall otherwise be made in accordance with the terms of the ESPP.

(e) The payment of all Equity Award Amounts hereunder shall be subject to appropriate withholding for Taxes in accordance with Section 2.03(h).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as expressly set forth in the Disclosure Schedule, it being agreed that disclosure of any item in any part of the Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure or (b) to the extent disclosed in and reasonably apparent from the Company SEC Documents filed prior to the date hereof (other than forward-looking disclosures set forth in any risk factor section, disclosures relating to forward-looking statements and other similar disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature), it being understood that this clause (b) shall not be applicable to Section 3.03, Section 3.04, Section 3.22, Section 3.23, Section 3.24, Section 3.25 and Section 3.26, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.01 DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES; JOINT VENTURES.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Company has all requisite corporate power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; (ii) own and use its assets in the manner in which its assets are currently owned and used; and (iii) perform its obligations under all Contracts by which it is bound.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business requires such qualification or license, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Part 3.01(c) of the Disclosure Schedule sets forth a complete list of each significant Subsidiary of the Company as of the date hereof (each a “Significant Subsidiary”), and the capitalization and jurisdiction of organization thereof. Except as set forth on Part 3.01(c) of the Disclosure Schedule, each of the Significant Subsidiaries identified in Part 3.01(c) of the Disclosure Schedule is a wholly owned direct or indirect Subsidiary of the Company and no other person holds any equity interest (contingent or otherwise) in such Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Significant Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; (ii) own and use its assets in the manner in which its assets are currently owned and used; and (iii) perform its obligations under all Contracts by which it is bound. Each Significant Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business requires such qualification or license, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Subject to Section 3.01(d), except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not require any approvals or consents of, or other notices to, any Significant Subsidiary of the Company.

(d) Part 3.01(d) of the Disclosure Schedule sets forth a complete and accurate list of each person (other than the Company’s Significant Subsidiaries, which are listed on Part 3.01(c) of the Disclosure Schedule), in which the Company, as of the date hereof, directly or indirectly, owns any material Investment Interest of any nature (a “Joint Venture”), and, for each Joint Venture, the name of such Joint Venture, the jurisdiction of incorporation or organization of such Joint Venture and the percentage ownership of the outstanding capital stock or other equity interests of such Joint Venture held beneficially and of record by the Company or any of the Company’s Subsidiaries.

Section 3.02 ARTICLES OF INCORPORATION AND BYLAWS. The Company has made available to Parent accurate and complete copies of the Company Articles of Incorporation, the Company Bylaws (collectively, the “Company Charter Documents”), and the charter and organizational documents of each of its Significant Subsidiaries (in each case, as amended) (collectively, the “Subsidiary Charter Documents”). The Company has made available to Parent accurate and complete copies of the charters of all committees of the Company Board. The Company is not in violation of the Company Charter Documents in any material respect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company’s Significant Subsidiaries are not in violation of any Subsidiary Charter Documents.

Section 3.03 CAPITAL STRUCTURE.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock, and 1,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”). As of May 27, 2013 (the “Capitalization Date”): (i) 138,952,618 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Preferred Stock were issued or outstanding; (iii) no shares of Company Common Stock were held in the treasury of the Company; (iv) 2,848,150 shares of Company Common Stock were subject to issuance pursuant to outstanding options to purchase shares of Company Common Stock granted under the Company Stock Plans (stock options granted by the Company pursuant to such plans or otherwise are referred to collectively herein as “Company Stock Options”), such Company Stock Options having a weighted average exercise price as of the Capitalization Date of $22.36; (v) 1,636,525 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Equity Awards (other than the Company Stock Options referred to in the preceding clause (iv)), of which 1,185,732 shares were issuable pursuant to outstanding Company PSUs, 250,575 shares were issuable pursuant to outstanding Deferred Units and Deferred Stock Accounts, and 200,218 shares were issuable pursuant to existing Accounts; (vi) 7,140,603 shares of Company Common Stock were authorized and reserved for future issuance pursuant to the Company Stock Plans; (vii) 17,632,800 shares of Company Common Stock subject to issuance pursuant to outstanding Company Warrants; and (viii) 1,794,396 shares of Company Common Stock subject to issuance pursuant to outstanding Convertible Notes. All of the outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Stock Plan or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. There are no shares of Company Common Stock held by any of the Company’s Subsidiaries. None of the outstanding shares of Company Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of the Company, and there is no Company Contract relating to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation or bound by any Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock, and the Company has discontinued its Existing Share Repurchase Programs and no other share repurchase program exists with respect to the Company.

(b) Other than pursuant to the Convertible Notes, the Company Warrants, the Company Pension Plans and the Company 401(k) Plans and as set forth in Section 3.03(a) or Part 3.03(b) of the Disclosure Schedule, there are: (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company or any of its Significant Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company or any of its Significant Subsidiaries, or that obligate the Company or any of its Significant Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company or any of its Significant Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any Voting Debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”); and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities. Except as set forth in the Company Warrants and the indenture (including supplemental indentures) governing the Convertible Notes, there is no rights agreement, shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any Company Securities.

(c) Voting Debt; Company Warrants. Except for the Convertible Notes, the Convertible Note Hedges and the Company Warrants, no bonds, debentures, notes or other Indebtedness issued by the Company or any of its Significant Subsidiaries having the right to vote on any matters on which shareholders or equityholders of the Company or any of its Significant Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right) (collectively, “Voting Debt”) are issued or outstanding.

(d) All of the outstanding shares of Company Common Stock, Company Equity Awards, Convertible Notes, Company Warrants, and other securities of the Company have been issued and granted in compliance in all material respects with all: (i) applicable securities Laws; (ii) requirements set forth in applicable Contracts and the Company Stock Plans; and (iii) applicable rules and regulations of the New York Stock Exchange (“NYSE”). No Company Equity Awards have been granted other than pursuant to the Company Stock Plans. In all material respects, all Company Equity Awards have been validly granted or issued and properly approved by the Company Board (or a properly constituted committee thereof) and have been properly accounted for in accordance with GAAP on the consolidated audited financial statements of the Company and its Subsidiaries filed in or furnished with the Company SEC Documents.

(e) All of the shares of capital stock of each of the Company’s Significant Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company or another wholly owned Subsidiary of the Company, free and clear of any Liens, other than restrictions on transfer imposed by applicable securities Laws.

Section 3.04 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Shareholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The Company Board, by resolutions adopted at a meeting duly called and held, at which all of the directors of the Company Board were present in person or by telephone in compliance with the applicable provisions of the VSCA, duly and unanimously (a) determined that this Agreement, the Merger, and the other transactions contemplated hereby are advisable and fair to and in the best interests of the Company and its shareholders, (b) adopted, approved and declared advisable this Agreement and the related Plan of Merger and the transactions contemplated hereby and thereby, including the Merger, and authorized and approved the execution, delivery and performance of this Agreement, (c) resolved to recommend (subject to Section 5.02) that the holders of shares of Company Common Stock approve this Agreement and the related Plan of Merger and the Merger at the Shareholders’ Meeting (the “Company Board Recommendation”) and (d) elected, to the extent permitted by applicable Laws, to make inapplicable all state takeover laws or similar Laws, including Article 14 (Affiliated Transactions) of the VSCA, to the extent they might otherwise apply to the execution, delivery, performance or consummation of this Agreement or the transactions contemplated hereby, and none of the aforesaid resolutions by the Company Board has been amended, rescinded or modified as of the date hereof. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger), other than obtaining the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws, now or hereinafter in effect, relating to or affecting creditors’ rights generally; and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

Section 3.05 NON-CONTRAVENTION; CONSENTS.

(a) The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, in the case of each of the following clauses (i), (ii), and (iii), assuming compliance with the matters and requirements referred to in Section 3.05(b)(i) (including receipt of the Shareholder Approval): (i) violate or conflict with the Company Charter Documents or, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Subsidiary Charter Documents; (ii) violate or conflict with any Law applicable to the Company or any of its Significant Subsidiaries or any of their respective properties or assets; or (iii) violate, conflict with or result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by the Company or any of its Significant Subsidiaries under, give rise to any obligation to make payments or provide compensation under, result in the creation of any Lien upon any of the properties or assets of the Company or any of its Significant Subsidiaries under, or give rise to any obligation to obtain any third-party consent or provide any notice to any person under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, Governmental Authorizations, concession, Contract, partnership agreement, Joint Venture agreement or other agreement to which the Company or any of its Significant Subsidiaries is a party except, with respect to clauses (ii) and (iii), such failures to comply, conflicts, violations, triggering of payments, terminations, accelerations, Liens, encumbrances, notices, Governmental Authorizations, authorizations, consents, approvals, breaches or defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially hinder or delay the ability of the Company to perform its obligations under this Agreement and to consummate the transactions contemplated hereby pursuant to the terms set forth in this Agreement and other than as may arise in connection with the Debt Financing.

(b) Except as set forth on Part 3.05(b) of the Company Disclosure Schedule, no declaration, action by, filing or registration with, or notice to, or authorization, permit, consent or approval, of any Governmental Authority or any stock market or stock exchange on which shares of Company Common Stock are listed is required to be obtained or made by or with respect to the Company or any of its Significant Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement except: (i)(A) for the filing of a premerger notification and report form by the Company under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under the competition, merger control, antitrust or similar Law of any non-U.S. jurisdiction (collectively, the “Foreign Merger Control Laws”), (B) for the submission of a voluntary joint filing of notice of the transaction to CFIUS and any requested supplemental information (the “Joint Notice”) pursuant to 31 C.F.R. Part 800 and 50 U.S.C. App. § 2170 (“Exon-Florio”), (C) as may be required by the Securities Act, the Exchange Act and the rules and regulations thereunder (including the filing with the United States Securities and Exchange Commission (the “SEC”) of the Proxy Statement) and state securities, takeover and “blue sky” laws, (D) as may be required by the NYSE or any other applicable national securities exchange, and (E) for the filing of the Articles of Merger with the SCC and the issuance of a certificate of merger by the SCC pursuant to the VSCA (and the receipt of the Shareholder Approval); or (ii) where the failure to make such declaration, filing or registration or notifications to obtain such authorization, permits, consents or approvals would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.06 COMPANY SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

(a) Since May 1, 2011, the Company has filed or furnished (as applicable) on a timely basis all forms, reports, schedules, statements and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) with the SEC that have been required to be filed or furnished by it under applicable Laws prior to the date hereof (all such forms, reports, schedules, statements and other documents filed or furnished prior to the date hereof, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “Company SEC Documents”). As of its filing date, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable provisions of the Sarbanes-Oxley Act, each as in effect on the date such Company SEC Document was filed. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents (including the financial statements included therein) or any registration statement filed by the Company with the SEC and the Company has not received any notice from the SEC that such Company SEC Documents (including the financial statements included therein) or registration statements are being reviewed or investigated. To the Knowledge of the Company, as of the date hereof, there is no investigation or review being conducted by the SEC or any other Governmental Authority of any Company SEC Documents (including the financial statements included therein). The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC and the Company occurring since May 1, 2011. The certifications and statements required by Rule 13a-14 of the Exchange Act and Section 906 of the Sarbanes-Oxley Act relating to any Company SEC Documents are accurate and complete, and complied as to form and content with all applicable Laws as of the date of such filing (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing).

(b) The financial statements (including any related notes) contained in the Company SEC Documents: (i) complied, as of their respective dates of filing, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or Form 8-K of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements or other results of operations or financial condition of any person other than the Company and the Subsidiaries listed in Part 3.01(c) and Part 3.01(d) of the Disclosure Schedule are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(d) The Company has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since May 1, 2011, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all known “significant deficiencies” and “material weaknesses” in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respects the Company’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and the Company has provided to Parent copies of any material written materials relating to each of the foregoing. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee from May 1, 2011 to the date hereof. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2.

(e) Neither the Company nor any of its Subsidiaries has any liabilities required to be recorded or reflected on or reserved for or disclosed in a consolidated balance sheet of the Company and its Subsidiaries, including the notes thereto, under GAAP, other than liabilities that (i) are reflected or recorded on the Company Balance Sheet (including in the notes thereto), (ii) were incurred since the Company Balance Sheet Date in the Ordinary Course of Business, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement, (v) are permitted by this Agreement, or (vi) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, “Company Balance Sheet” means the consolidated balance sheet of the Company and its consolidated Subsidiaries as of April 29, 2012 set forth in the Company’s Annual Report on Form 10-K filed with the SEC and the “Company Balance Sheet Date” means April 29, 2012.

(f) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand (or any “off-balance sheet arrangements” as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)) where the result, purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

(g) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(h) Since May 1, 2011: (i) neither the Company nor any of its Significant Subsidiaries has, and to the Knowledge of the Company, no Employee or auditor, accountant or Representative of the Company or any of its Significant Subsidiaries has, received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Significant Subsidiaries or their internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Significant Subsidiaries has engaged in questionable accounting or auditing practices; and (ii) no attorney representing the Company or any of its Significant Subsidiaries, whether or not employed by the Company or any of its Significant Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Significant Subsidiaries or any of their respective Employees to the Company Board, the board of directors of any of its Significant Subsidiaries or any of their respective committees, or to any director or officer of the Company or any of its Significant Subsidiaries.

Section 3.07 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Company Balance Sheet Date, except for actions taken in connection with the execution and delivery of this Agreement and the transaction contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in all material respects in the Ordinary Course of Business and there has not been or occurred: (a) any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (b) except as set forth on Part 3.07 of the Company Disclosure Schedule, any event, condition, change, or effect that, if taken during the period from the date hereof through the Effective Time, would constitute a breach of any of the covenants set forth in Section 5.01(a) (except for clauses (iv), (v) and (xvi) thereof).

Section 3.08 LITIGATION; ORDERS.

(a) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Significant Subsidiaries or any of their respective properties or assets that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Significant Subsidiaries is subject to any Order, whether temporary, preliminary, or permanent, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) To the Company’s Knowledge, no officer or other key Employee is subject to any Order which prohibits such individual from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Significant Subsidiaries.

Section 3.09 CONTRACTS.

(a) Except for this Agreement, the Contracts filed as exhibits to the Company SEC Documents, the Company 401 (k) Plans, the Company Benefit Plans, the Company Pension Plans, the Company Stock Plans, the ESPP, or any Contract terminable by any party thereto on 90 days’ or less notice, Part 3.09(a) of the Disclosure Schedule sets forth a true and complete list of, as of the date hereof:

(i) each Contract that is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act or disclosed by the Company as a “material contract” on a current report on Form 8-K;

(ii) each Contract that contains covenants binding upon the Company or any of its Subsidiaries that materially restrict the ability of the Company or any of its subsidiaries (or which, following the consummation of the Merger, would reasonably be expected to materially restrict the ability of the Surviving Corporation) to compete in any business or with any person or in any geographic area that, in each case, are material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, except for Leases and any such Contract that may be canceled without any penalty or other liability to the Company or any of its subsidiaries upon notice of sixty (60) days or less;

(iii) each material Contract to which the Company or any of its Significant Subsidiaries is a party that constitutes a collective bargaining agreement or similar labor agreement with any labor organization, works council, trade union or other employee representatives or employee representative body representing, or to the Company’s Knowledge, purporting to or seeking to represent any Employee (any such material Contract, a “Collective Bargaining Agreement”);

(iv) other than with respect to any partnership that is wholly owned by the Company or any of its Subsidiaries, each Contract that is a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case that is material to the business of the Company and its Subsidiaries, taken as a whole;

(v) each Contract that is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond or similar Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries, whether as borrower or lender, in each case in excess of $25,000,000, is outstanding, other than any such Contract between or among any of the Company and any of its Subsidiaries;

(vi) each Contract, the value of which exceeds $25,000,000, that obligates the Company or any of its Subsidiaries to conduct business on a preferential, equal or exclusive basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on a preferential, equal or exclusive basis with any third party;

(vii) each Contract that limits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any Subsidiary of the Company or prohibits the issuance of guarantees by the Company or any Subsidiary of the Company;

(viii) each Contract that by its terms calls for aggregate payments by the Company and its Subsidiaries under such Contract of more than $25,000,000 over the remaining term of such Contract (other than this Agreement, Contracts subject to clause (v) above, purchase orders for the purchase of inventory and/or equipment in the Ordinary Course of Business or Leases);

(ix) each Contract that is a material settlement, conciliation or similar agreement that is with any Governmental Authority;

(x) each Contract with respect to any acquisition and divestiture pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $15,000,000; and

(xi) each Contract that is a material exclusive license with respect to a trademark or patent owned by the Company or its Subsidiaries, and any other material Contract that contains a license to Company Intellectual Property that is material to the conduct of the operation of the business of the Company or its Significant Subsidiaries.

Each Contract of the type described in this Section 3.09(a), filed as an exhibit to the Company SEC Documents as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act or disclosed by the Company on a current report on Form 8-K as a “material contract,” whether or not set forth on Part 3.09(a) of the Disclosure Schedule, is referred to herein as a “Material Contract.”

(b) Each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its respective terms, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries, or to the Knowledge of the Company, any other party, is in violation or breach of or in default (nor does there exist any condition which upon the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of its Subsidiaries) under any Material Contract to which it is a party or by which it or any of its properties, rights or assets is bound, and (ii) no other party to any such Material Contract has, to the Knowledge of the Company, alleged that the Company or any Subsidiary is in violation or breach of, or in default under, any such Material Contract or has notified the Company or any Subsidiary of an intention to modify any material terms of, or not to renew, any such Material Contract.

Section 3.10 COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS.

(a) Except where the effect of any such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Significant Subsidiaries are in compliance with all applicable Laws and (ii) since May 1, 2011, neither the Company nor any of its Significant Subsidiaries has: (A) received any written notice or other communication from any person regarding any actual or possible violation of, or failure to comply with, any Law; or (B) provided any written notice to any person regarding any violation by the Company or any of its Significant Subsidiaries of any Law, and no such violation or failure to comply remains outstanding or unresolved as of the date hereof.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Significant Subsidiaries hold all Governmental Authorizations necessary to enable the Company and its Significant Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted, (ii) all such Governmental Authorizations are valid and in full force and effect and (iii) the Company and its Significant Subsidiaries are, and at all times since May 1, 2011 have been, in compliance with the terms and requirements of such Governmental Authorizations. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since May 1, 2011, neither the Company nor any of its Significant Subsidiaries has received any notice or other communication from any person regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, and no such notice in either case remains outstanding or unresolved as of the date hereof.

Section 3.11 LABOR AND EMPLOYMENT MATTERS.

(a) As of the date hereof, except as set forth on Part 3.11(a) of the Disclosure Schedule, (i) neither the Company nor any of its Significant Subsidiaries is a party to any Collective Bargaining Agreement, (ii) other than any entity that is a party to a Collective Bargaining Agreement, there are no labor organizations, works councils, trade unions or other employee representatives representing or, to the Company’s Knowledge, purporting to represent any Employee, (iii) to the Knowledge of the Company, there is no pending demand for recognition or certification to the Company or any of its Significant Subsidiaries by any labor organization or group of employees of the Company or any of its Significant Subsidiaries, (iv) to the Knowledge of the Company, there are no material representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing before the National Labor Relations Board or any other labor relations tribunal or authority (foreign or domestic) with respect to the Company or any of its Significant Subsidiaries and (v) there is no pending or, to the Knowledge of the Company, threatened, labor strike, work stoppage, slowdown or lockout due to labor disagreements against the Company or any of its Significant Subsidiaries.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Legal Proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that are related to unfair labor practices, discrimination, wrongful discharge or violation of any foreign, state and/or federal statute or common law relating to employment practices and (ii) as of the date hereof, there is no material claim against the Company or any of its Subsidiaries in respect of which any director, officer, Employee or agent of the Company or any of its Subsidiaries has claimed indemnification from the Company or any of its Subsidiaries.

Section 3.12 EMPLOYEE BENEFIT MATTERS.

(a) Part 3.12(a) of the Disclosure Schedule contains a true and complete list, as of the date hereof, of each material “employee benefit plan” within the meaning of ERISA Section 3(3), whether or not subject to ERISA (but excluding any “multiemployer plan” (within the meaning of Section 3(37) of ERISA)), all equity or equity-based (including the Company Stock Plans), change in control, bonus or other incentive compensation, disability, salary continuation, employment, consulting, indemnification, severance, retention, retirement, pension, profit sharing, savings or thrift, deferred compensation, health or life insurance agreements, plans or policies, and each other material benefit or compensation plan, program, policy, contract, agreement or arrangement, in each case, established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability that is subject to the Laws of the United States or primarily for the benefit of individuals regularly employed in the United States (collectively, the “Company Benefit Plans”).

(b) The Company has made available to Parent current, complete and accurate copies of (i) each material Company Benefit Plan, (ii) for the most recent year (A) annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) or any other Governmental Authority with respect to each Company Benefit Plan (if any such report was required) and all schedules and attachments thereto, including audited financial statements (if any such statements were required), and (B) actuarial valuation reports (if any such reports were required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iv) each trust Contract and insurance or group annuity Contract relating to any Company Benefit Plan and (v) the most recent favorable IRS determination letter, to the extent applicable.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan and Foreign Benefit Plan has been established, maintained and administered in compliance with its terms and the Company, its Subsidiaries and (ii) all the Company Benefit Plans and Foreign Benefit Plans

are in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws and Orders of any controlling Governmental Authority, including Laws of foreign jurisdictions as applicable, and the terms of all Collective Bargaining Agreements. Within twenty (20) Business Days following the date of this Agreement, the Company shall have provided (i) Part 3.12(c) of the Company Disclosure Schedule, which shall contain a list of all material Foreign Benefit Plans and (ii) current, complete and accurate copies of each material Foreign Benefit Plan.

(d) All Company Pension Plans intended to be “qualified” (or registered) within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS, to the effect that such Company Pension Plans are so qualified or registered and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent determination letter relating to any such Company Pension Plan that would reasonably be expected to materially adversely affect the qualification of such Company Pension Plan.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Company Pension Plan, during the immediately preceding six (6) years, no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any of its Subsidiaries that has not been satisfied in full, and no condition exists that presents a risk to the Company or any of its Subsidiaries of incurring any such liability, other than liability for premiums due in the ordinary course to the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due). As of the date of this Agreement (i) the PBGC has not instituted proceedings to terminate any Company Benefit Plan and (ii) to the Knowledge of the Company, no condition of any Company Benefit Plan, the Company or any of its Subsidiaries exists that would reasonably be expected to present a risk that such proceedings will be instituted by the PBGC.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) there are no Legal Proceedings by any Governmental Authority with respect to, or other claims, suits or proceedings (except claims for benefits payable in the normal operation of the Company Benefit Plans or Foreign Benefit Plans) against or involving, any Company Benefit Plan or Foreign Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan or Foreign Benefit Plan, in each case, that are pending or threatened and (ii) to the Knowledge of the Company, there are no facts that could reasonably be expected to give rise to any liability in the event of any such Legal Proceeding. As of the date of this Agreement, no written or oral communication has been received from the PBGC in respect of any Company Benefit Plan subject to Title IV of ERISA in connection with the transactions contemplated herein.

(g) Except as set forth on Part 3.12(g) of the Disclosure Schedule or as may be required by applicable Laws, no Company Benefit Plan exists pursuant to which the execution and delivery of this Agreement, the obtaining of the Shareholder Approval or the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (i) entitle any member of the board of directors of the Company or any of its

Subsidiaries or any Employee to severance or termination pay, (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan, or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan.

Section 3.13 TAXES.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) (A) all Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries with any Governmental Authority on or before the Closing Date (the “Company Returns”): (x) have been or will be filed on or before the applicable due date (taking into account any extensions of such due date) and (y) have been, or will be when filed, true, correct and complete in all material respects, and (B) all Taxes required to be paid by the Company and its Subsidiaries on or before the Closing Date have been or will be paid on or before the Closing Date, other than any Taxes for which adequate reserves have been established in accordance with Section 3.13(a)(ii) below;

(ii) the Company has made adequate provision for Taxes not yet due and payable on the Company Balance Sheet, except for liabilities for Taxes incurred since the Company Balance Sheet Date in the operation of the business of the Company and its Subsidiaries in the Ordinary Course of Business.

(iii) no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other person), which currently remains in effect;

(iv) the Company has withheld all amounts of Taxes required to be withheld from amounts payable to its Employees, agents, contractors, creditors, shareholders and third parties and remitted such amounts to the proper Taxing authorities;

(v) the Company and its Subsidiaries have collected all material sales, value-added and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority (or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations);

(vi) (A) no claim or Legal Proceeding is pending or, to the Company’s Knowledge, has been threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax, (B) there are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company or one of its Subsidiaries and with respect to which adequate reserves for payment have been established on the Company Balance Sheet), and (C) there are no Liens for Taxes upon any of the assets of the Company or its Subsidiaries, except Liens for current Taxes not yet due and payable or for Taxes being contested in good faith by the Company or one of its Subsidiaries and with respect to which adequate reserves for payment have been established on the Company Balance Sheet;

(vii) neither the Company nor any of its Subsidiaries will be required to include any adjustment in taxable income in any tax period (or portion thereof) beginning after the Effective Time pursuant to Section 481 of the Code or any comparable provision under state or foreign tax Laws in any jurisdiction in which the Company or its Subsidiaries file Tax Returns as a result of a change in accounting methods implemented prior to the Effective Time;

(viii) in the past three (3) years ending on the date hereof, no written claim has been made by any Governmental Authority in a jurisdiction where the Company, or any of its Subsidiaries, does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;

(ix) neither the Company nor any of its Subsidiaries is a party to or bound by any Company Contract relating to allocation, sharing or indemnification of Taxes, other than customary agreements with customers, suppliers, vendors, lessors, employees, independent contractors, distributors, lenders or security holders entered into in the Ordinary Course of Business;

(x) neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Tax Law to which the Company or any of its Subsidiaries is subject in any foreign jurisdiction in which the Company or any of its Subsidiaries file Tax Returns, other than the affiliated group of which the Company is the common parent; and

(xi) the Company has not participated in the past two (2) years, nor is it currently participating, in a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(b) The Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution occurring during the past two (2) years ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable. The Company is not, nor has it been, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the past five (5) years ending on the date hereof.

(c) Notwithstanding anything in this Agreement to the contrary, this Section 3.13 contains the sole and exclusive representations and warranties of the Company with respect to Taxes and Tax Returns.

Section 3.14 REAL PROPERTY; PERSONAL PROPERTY.

(a) The Company or a Subsidiary of the Company has good and valid fee title to all material real property owned by the Company and its Subsidiaries as of the date hereof (each individually, an “Owned Real Property”), in each case free and clear of all Liens and defects in title, except for Permitted Liens.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to, the material real property currently leased, subleased or licensed by or from the Company or any of its Significant Subsidiaries or otherwise used or occupied by the Company or any of its Significant Subsidiaries as of the date hereof (the “Leased Real Property), including all amendments, terminations and modifications thereof (“Company Leases”) are in full force and effect and are valid and enforceable in accordance with their respective terms; and (ii) there is not, under any Company Leases, any existing default or event of default (or event that, with or without notice or lapse of time, or both, would constitute a default) of the Company or any of its Significant Subsidiaries, or to the Company’s Knowledge, any other party thereto.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or as set forth on Part 3.14(c) of the Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not: (i) (A) result in any breach of or constitute a default (or event that, with or without notice or lapse of time, or both, would become a default) under any Company Leases; (B) impair the rights of the Company or any of its Subsidiaries (whether as a result of any Order or otherwise) with respect to any Owned Real Property or Company Leases; (C) alter the rights or obligations of the lessor or licensor under any Company Leases; (D) give any person any rights to require the Company or any of its Subsidiaries to dispose of, or otherwise restructure the ownership of, any Owned Real Property, or (E) give any person any rights of termination, amendment, acceleration or cancellation, in each case, under any Company Leases; or (ii) otherwise adversely affect the continued use and possession of the Owned Real Property or Leased Real Property for the conduct of business as presently conducted.

Section 3.15 INTELLECTUAL PROPERTY.

(a) Part 3.15(a) of the Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all material registered Intellectual Property owned by the Company or its Subsidiaries (indicating for each, as applicable, the owner(s), jurisdiction and patent, registration number and date). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid and enforceable right to use, all Intellectual Property used in or necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted (collectively, the “Company Intellectual Property”), free and clear of any Liens, except Permitted Liens. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby could reasonably be expected to grant, assign or transfer to any other person any material license or other right or interest under, to or in any Company Intellectual Property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no Legal Proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries has infringed or misappropriated any Intellectual Property rights of any other person, or that contest the validity, use, ownership or enforceability of any of the Company Intellectual Property; (ii) neither the Company’s nor any of its Subsidiaries’ use of any Company Intellectual Property, nor the operation of the Company’s or any of its Subsidiaries’ respective businesses, infringes, misappropriates, dilutes or otherwise violates any Intellectual Property of any other person; (iii) as of the date hereof, to the Company’s Knowledge, no person is infringing or misappropriating any Company Intellectual Property owned by the Company or any of its Subsidiaries; and (iv) the Company Intellectual Property owned by the Company or its Subsidiaries is not subject to any outstanding consent, settlement, Lien, decree, Order, injunction, judgment or ruling restricting the use thereof in a manner that could reasonably be expected to materially impair the continued operation of the Company’s and its Subsidiaries’ businesses, as currently conducted.

Section 3.16 ENVIRONMENTAL MATTERS.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, and except as disclosed on Part 3.16(a) of the Disclosure Schedule, (i) each of the Company and its Significant Subsidiaries is, and has for the past five (5) years been, in compliance with all applicable Environmental Laws, and neither the Company nor any of its Significant Subsidiaries has received any written communication alleging that the Company or any of its Significant Subsidiaries is in violation of, or has any liability under, any material Environmental Law; (ii) each of the Company and its Significant Subsidiaries possesses and is in compliance with all Governmental Authorizations required under applicable Environmental Laws to conduct its business as presently conducted; and (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Significant Subsidiaries and none of the Company or any of its Significant Subsidiaries has Released or exposed any person to any Hazardous Materials and no Hazardous Materials have been Released at, on, under or from any of the Owned Real Property or the Leased Real Property, in any case, in a manner that would reasonably be expected to result in an Environmental Claim against the Company or any of its Significant Subsidiaries.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, and except as disclosed in Part 3.16(b) of the Disclosure Schedule, (i) the Company possesses, and has at all times for the past five (5) years possessed, all Environmental Approvals required for the operation of the business of the Company and its Significant Subsidiaries, including the ownership, use or occupation of their respective assets and (ii) all such current Environmental Approvals are in full force and effect and to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in the termination, revocation or withdrawal or any Environmental Approval.

Section 3.17 INSURANCE. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all material insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable law and there is no existing default or event which, with or without the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder and (ii) all premiums due with respect to such material insurance policies have been paid.

Section 3.18 INTERNATIONAL TRADE LAWS AND REGULATIONS. The Company and its Significant Subsidiaries conduct, and have at all times since April 27, 2008 conducted, all trade activities in compliance with all applicable International Trade Laws and Regulations applicable to or governing the conduct of the Company’s and its Significant Subsidiaries’ business, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the foregoing, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since April 27, 2008: (a) the Company and its Significant Subsidiaries have obtained all export licenses or other authorizations and invoked all license exceptions related to any activity governed by International Trade Laws and Regulations (collectively, “Trade Authorizations”), including authorizations (whether licenses, approvals, license exceptions or license exemptions) required for (i) the import, export or re-export of products, services, software and technologies; (ii) releases of technologies and software to non-U.S. nationals whether located in the United States and abroad; and (iii) transactions with foreign persons; (b) the Company and its Significant Subsidiaries are and have been in compliance with the material terms of all applicable Trade Authorizations; and (c) there are no pending or, to the Knowledge of the Company, threatened actions against or investigations or inquiries by any Governmental Authority with respect to International Trade Laws and Regulations.

Section 3.19 QUALITY AND SAFETY OF FOOD PRODUCTS. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since April 27, 2008, (i) there have been no recalls of any food product of the Company or any Significant Subsidiary, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or a Significant Subsidiary, and (ii) to the Knowledge of the Company, none of the food products of the Company or any Subsidiary have been adulterated, misbranded, mispackaged, or mislabeled in material violation of applicable Law, or pose an inappropriate threat to the health or safety of a consumer when consumed in the intended manner. Without limiting the foregoing, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Significant Subsidiaries are, and since April 27, 2008 have been, in compliance with all applicable regulations, guidance, labeling and other requirements of the United States Department of Agriculture, the United States Food & Drug Administration, and each similar or equivalent state or non-U.S. Governmental Authority having jurisdiction over the business, operations and products of the Company and the Significant Subsidiaries, (ii) the operations and products of the Company and each Significant Subsidiary are, and since April 27, 2008 have been, in compliance with all applicable Laws governing humane slaughter of animals, the Packers and Stockyard Act of 1921, as amended, and equivalent state and foreign Laws, and all products of the Company and each Significant Subsidiary have been prepared, packed, held, shipped, and otherwise kept in compliance with applicable food safety and health Laws, labeled as to country of origin, and comply with all requirements related to statements of identity.

Section 3.20 AFFILIATE TRANSACTIONS. Since May 1, 2011, there have not been any transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Documents filed prior to the date hereof.

Section 3.21 FOREIGN CORRUPT PRACTICES ACT.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (i) have conducted and continue to conduct business in compliance with all applicable provisions of the Foreign Corrupt Practices Act (the “FCPA”) and the United Kingdom Bribery Act of 2010 (the “UKBA”) and all other applicable similar anticorruption Laws of all jurisdictions in which the Company or any of its Subsidiaries conduct business, and (ii) have not conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency in response to any alleged act or omission arising under or relating to any noncompliance with any anticorruption Law, including the FCPA and the UKBA. To the Company’s Knowledge, the Company and its Subsidiaries are not in violation of any applicable provisions of the FCPA.

(b) To the Company’s Knowledge, neither the Company or its Subsidiaries nor any of their respective directors, officers, Employees, agents, Representatives or any other person acting for or on behalf of the Company or any of its Subsidiaries has paid, promised to pay or authorized the payment of any money, or offered, given, promised to give or authorized the giving of anything of value, to any Government Official or any other person under circumstances where it was known, or reasonably should have been known (after due and proper inquiry), that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to a Government Official or any other person for the purpose of: (i) influencing any act or decision of a Government Official or any other person in their official capacity; (ii) inducing a Government Official or any other person to do or omit to do any act in violation of such person’s lawful duties; (iii) securing any improper business advantage; or (iv) inducing a Government Official or any other person to influence or affect any act or decision of any Governmental Authority, any company, business enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority, any political party, any commercial company or any person in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence to extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

Section 3.22 INFORMATION SUPPLIED. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made in or omitted from the Proxy Statement relating to Parent or any of its Affiliates based on information supplied by Parent or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and any other applicable federal securities Laws.

Section 3.23 VOTING REQUIREMENTS. The affirmative vote (in person or by proxy) of holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote thereon at the Shareholders’ Meeting, or any adjournment or postponement thereof, to approve this Agreement and the related Plan of Merger (the “Shareholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the related Plan of Merger, the Merger and the other transactions contemplated hereby.

Section 3.24 STATE TAKEOVER STATUTES. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.09 and Section 4.10, the Company and the Company Board have taken all action required to be taken by them to exempt this Agreement, the Merger and the transactions contemplated by this Agreement from the provisions of Section 13.1-725.1 (Affiliated Transactions) of the VSCA. Article 14.1 (Control Share Acquisitions) of the VSCA is inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 3.25 BROKERS AND OTHER ADVISORS. No broker, investment banker, financial advisor or other person, other than Barclays Capital Inc. (“Barclays”), is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.26 OPINIONS OF FINANCIAL ADVISORS. The Company has received the written opinion of Barclays (the “Fairness Opinion”) to the effect that, as of the date of such opinion and based upon and subject to the qualifications and assumptions set forth therein, from a financial point of view, the Per Share Merger Price to be offered to the holders of shares of the Company Common Stock is fair to such holders and, as of the date hereof, such opinion has not been withdrawn, revoked or modified.

Section 3.27 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in the on-line data room hosted on behalf of the Company in connection with the transaction contemplated by this Agreement or management presentations in expectation of the transactions contemplated by this Agreement or otherwise. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as expressly set forth in the Parent Disclosure Schedule, it being agreed that disclosure of any item in any part of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.01 ORGANIZATION, STANDING AND CORPORATE POWER. Parent is a corporation duly organized and validly existing under the laws of the Cayman Islands and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub is a corporation duly organized and validly existing under laws of the Commonwealth of Virginia and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Each of Parent and Merger Sub is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the nature of its activities make such qualification necessary, except where the failure to be so qualified would not have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is in violation of its organizational or governing documents.

Section 4.02 AUTHORITY; BINDING NATURE OF AGREEMENT. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder, including the Merger and the Debt Financing. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the related Plan of Merger and the consummation of the transactions completed hereby, including the Merger and the Debt Financing, have been duly authorized by any necessary action on the part of Parent, Merger Sub and their respective boards of directors, and Parent has caused the sole shareholder of Merger Sub to approve and adopt this Agreement and the related Plan of Merger and the consummation of the transactions contemplated hereby, including the Merger, in its capacity as sole shareholder of Merger Sub and delivered to the Company evidence of such vote or action by written consent approving and adopting this Agreement in accordance with applicable law and the articles of incorporation and bylaws of Merger Sub, and no other corporate proceedings or vote or consent of the holders of any class or series of capital stock of Parent, Merger Sub or any of their Affiliates or similar action on the part of Parent or Merger Sub or any of their Affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the SCC of the Articles of Merger as required by the VSCA). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03 NON-CONTRAVENTION.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, in the case of each of the following clauses (i), (ii), and (iii), assuming compliance with the matters and requirements referred to in Section 4.03(b)(i): (i) violate or conflict with the organizational documents of Parent or Merger Sub; (ii) violate or conflict with any Law applicable to Parent, Merger Sub or any of their respective properties or assets; or (iii) violate, conflict with or result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under or give rise to any obligation to obtain any third-party consent or provide any notice to any person under, any of the terms, conditions or provisions of any Governmental Authorization or Contract to which Parent or Merger Sub is a party except, with respect to clauses (ii) and (iii), such violations, conflicts, breaches, defaults, consents or notices that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) No declaration, action by, filing or registration with, or notice to, or authorization, permit, consent or approval, of any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger or the other transactions contemplated by this Agreement, including the Debt Financing, except (i) (A) for the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any Foreign Merger Control Laws, (B) for the submission of a Joint Notice to CFIUS pursuant to Exon-Florio, (C) as may be required by the Securities Act, the Exchange Act and the rules and regulations thereunder and state securities, takeover and “blue sky” laws, (D) for the filing of the Articles of Merger with the SCC and the issuance of a certificate of merger by the SCC pursuant to the VSCA; or (ii) where the failure to make such declaration, filing or registration or notifications to obtain such authorization, permits, consents or approvals, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04 FINANCING. Parent has delivered to the Company true and complete copies of (a) the executed commitment letter, dated as of the date hereof, among Parent and Morgan Stanley Senior Funding, Inc., and (b) the executed commitment letter, dated as of the date hereof, among Parent and Bank of China Limited, New York Branch (together with Morgan Stanley Senior Funding, Inc., the “Lenders”) (collectively, the “Debt Commitment Letters”), pursuant to which the Lenders have agreed, upon the terms and subject to the conditions thereof, to lend the amounts set forth therein for the purpose of financing the transactions contemplated by this Agreement and related fees and expenses and the refinancing of any outstanding Indebtedness of the Company required to be repaid at the

Effective Time (the “Debt Financing”). The Debt Commitment Letters and any related Fee Letter are referred to collectively in this Agreement as the “Financing Agreements.” As of the date hereof, the Financing Agreements are in full force and effect. Except for the Fee Letters and fee credit letters relating to fees with respect to the Debt Financing and the engagement letters (complete copies of which have been provided to the Company, with only the fee amounts and certain economic terms of the market flex (none of which would adversely affect the amount or availability of the Debt Financing) redacted), as of the date hereof there are no side letters or other agreements, Contracts or arrangements related to the funding or investment, as applicable, of the Debt Financing that are inconsistent with, modify or include additional terms and conditions to the Financing Agreements delivered to the Company prior to the date hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Agreements that are payable on or prior to the date hereof. The only conditions precedent or other contingencies related to the obligations of the Lenders to fund the full amount of the Debt Financing are those expressly set forth in the Debt Commitment Letters. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, Merger Sub or any direct investor in Parent under any term, or a failure of any condition, of the Financing Agreements or otherwise be reasonably likely to result in any portion of the Debt Financing contemplated thereby to be unavailable. As of the date hereof, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Financing Agreements required to be satisfied by it. Based on the terms and conditions of this Agreement, the proceeds from the Debt Financing will be sufficient to provide Parent and Merger Sub with the funds necessary to pay the aggregate Merger Consideration pursuant to Section 2.01(c), the Equity Award Amounts, any repayment or refinancing of debt contemplated in this Agreement or the Financing Agreements (including repayment of Indebtedness under the Existing Refinancing Debt Documents), the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and to allow Parent and Merger Sub to perform all of their obligations under this Agreement and pay all fees and expenses to be paid by Parent or Merger Sub related to the transactions contemplated by this Agreement.

Section 4.05 LITIGATION. There are no Legal Proceedings pending or, to Parent’s Knowledge, threatened in writing against Parent or Merger Sub that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor Merger Sub is subject to any Order, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.06 INFORMATION SUPPLIED. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent and Merger Sub will take all commercially reasonable efforts to supply any information necessary for the Proxy Statement as promptly as practicable.

Section 4.07 ACTIVITIES AND OWNERSHIP OF MERGER SUB.

(a) Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any business activities, other than activities pursuant to this Agreement.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value per share, all of which are validly issued and outstanding. Parent, directly or indirectly through a wholly owned subsidiary, owns beneficially, all of the outstanding shares of capital stock of Merger Sub, free and clear of all Liens (other than any Liens created pursuant to the Debt Financing). The structure chart set forth on Part 4.07(b) of the Parent Disclosure Schedule is true and correct in all material respects.

Section 4.08 BROKERS AND OTHER ADVISORS. No broker, investment banker, financial advisor or other person, other than Morgan Stanley Senior Funding, Inc., Morgan Stanley Asia Limited (collectively, “Morgan Stanley”), Bank of China Limited, and Bank of China Limited, New York Branch, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.09 OWNERSHIP OF COMPANY COMMON STOCK. Neither Parent, Merger Sub nor any of their Affiliates owns (directly or indirectly, beneficially or as a constructive owner or of record) any shares of Company Common Stock, and neither Parent, Merger Sub nor any of their Affiliates holds any rights to acquire or vote any shares of Company Common Stock except pursuant to the transactions contemplated by this Agreement.

Section 4.10 CERTAIN AGREEMENTS. There are no Contracts between Parent or Merger Sub, on the one hand, and any “senior executive officer” (as such term is defined in Section 729 of the VSCA) or director of the Company or “senior executive officer” of any Affiliate of the Company (collectively, “Company Senior Management”), on the other hand, as of the date hereof that relate in any way to the Company, the transactions contemplated by this Agreement or any financial benefits to be received by Company Senior Management as a result of such transactions except as disclosed on Part 4.10 of the Parent Disclosure Schedule and Parent or Merger Sub has promptly disclosed in writing to the Company all such Contracts that may have arisen after the date of this Agreement. Neither Parent nor Merger Sub, alone or together with any other person, was at any time, or became, an “interested shareholder” under the VSCA or has taken any action that would cause any anti-takeover statute under the VSCA to be applicable to this Agreement, the Merger, or any transactions contemplated by this Agreement

Section 4.11 SOLVENCY. Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger have been satisfied or waived and (b) the Required Information fairly presents the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby, then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the Debt Financing, the payment of the aggregate consideration to which the shareholders of the Company are entitled hereunder, funding of any obligations of the Surviving Corporation or its Subsidiaries which become due or payable by the Surviving Corporation and its Subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, (i) the Surviving Corporation and each of its Subsidiaries will not: (A) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); or (B) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due and (ii) the payment of the aggregate consideration to which the shareholders of the Company are entitled hereunder will have complied with the requirements of Section 653(c) of the VSCA.

Section 4.12 NO OTHER INFORMATION. Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III. The representations and warranties set forth in Article III are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related thereto.

Section 4.13 ACCESS TO INFORMATION; DISCLAIMER. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to the on-line data room hosted on behalf of the Company in connection with the transaction contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its shareholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its shareholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 CONDUCT OF BUSINESS.

(a) Conduct of Business of the Company. During the period from the date hereof to the Effective Time, except as otherwise expressly set forth in Part 5.01(a) of the Disclosure Schedule, as required by Law, as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise contemplated or required by this Agreement, (i) the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the Ordinary Course of Business and use reasonable best efforts to preserve substantially intact its current business organization, preserve its material assets and properties in good repair and condition, keep available the services of its current officers and other key Employees and maintain its existing material business relationships with customers, suppliers, distributors, others having business dealings with the Company and its Subsidiaries, and Governmental Authorities having regulatory dealings with the Company and its Subsidiaries, and (ii) the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(i) amend any Company Charter Documents or Subsidiary Charter Documents in any material respect;

(ii) (A) declare, accrue, set aside or pay any dividend or make any other actual, constructive or deemed distribution (whether in cash, stock or property) in respect of any shares of capital stock of the Company or any of its Subsidiaries other than any dividend or distribution by a Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company; (B) authorize any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries, or any issuance of any other securities in lieu of or in substitution for shares of capital stock of the Company or any of its Subsidiaries; or (C) repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants or other rights to acquire any such shares, other than (1) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of such Company Stock Options, (2) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, and (3) the acquisition by the Company of Company Stock Options and Company PSUs and any other awards issued under the Company Stock Plans in connection with the forfeiture of such awards;

(iii) issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, other than (A) upon the exercise or settlement of awards under the Company Stock Plans outstanding on the date hereof in accordance with the terms thereof, (B) as required to comply with any Company Benefit Plan as in effect on the date hereof, (C) the issuance of shares of Company Common Stock upon exercise of any Company Warrant that is outstanding as of the date hereof or pursuant to the terms of the Convertible Notes or the Convertible Note Hedges and (D) the grant of Company PSUs or Company Stock Options permitted to be granted under the Company Stock Plans in connection with the Company’s annual equity grant process in June 2013 as contemplated by Part 5.01(a)(iii) of the Disclosure Schedule.

(iv) except as required by any Company Benefit Plan set forth on Part 3.12(a) of the Disclosure Schedule or any Collective Bargaining Agreement or in order to comply with Section 6.05(b) of this Agreement, (A) grant, pay, or promise to pay any severance or termination pay or any increase in severance or termination pay (other than, with respect to Employees who are not directors or executive officers, payments consistent with prior practice before the date of this Agreement), (B) pay any bonus or make any profit-sharing or similar payment to, or increase in any manner the accrual rate or amount of the wages, salary, commissions, fringe benefits (including vacation and other forms of paid leave) or other compensation (including equity-based compensation, whether payable in stock, cash or other property), benefits, or remuneration payable to, any Employee, other than salary increases and bonuses to non-executive officer Employees made in the Ordinary Course of Business, (C) adopt, enter into, terminate or amend in a material respect any Company Benefit Plan or awards made thereunder (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof) or, other than in the Ordinary Course of Business, any Collective Bargaining Agreement that applies to, or covers, Employees, (D) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or materially change the manner in which contributions to any Company Pension Plan or Company 401(k) Plan are made or the basis on which such contributions are determined, in any case which would result in a material increase in the amount of annual contributions to any trust maintained for any Company Pension Plan or Company 401(k) Plan, or (E) loan or advance any money or other property to any Employee other than in the Ordinary Course of Business;

(v) enter into any material agreement with respect to (A) any labor dispute, (B) any organizing activity or proceeding by a labor union or Representative thereof or (C) any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any Employees;

(vi) effect or permit any “plant closing”, “mass layoff”, “termination” or “relocation” as those terms are defined in the WARN Act or similar event, in each case that would require advance notice to Employees under the WARN Act;

(vii) acquire by merger, consolidation, acquisition of stock or assets, or otherwise any interest in, or a substantial portion of the assets of, any person or any division or business thereof, other than (A) any such action solely between or among the Company and its

Subsidiaries, (B) purchases of inventory or other assets in the Ordinary Course of Business or pursuant to existing Contracts or (C) acquisitions or investments not in excess of $25,000,000 in the aggregate;

(viii) sell, lease, license, abandon or otherwise dispose of any of its properties or assets (including capital stock or other equity interests in any Subsidiary of the Company), other than (A) sales, licenses, leases or other dispositions of assets in the Ordinary Course of Business or pursuant to existing Contracts or (B) other sales, assignments, licenses, leases, expirations, Liens or dispositions of assets, rights or properties not in excess of $25,000,000 in the aggregate;

(ix) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than reorganizations solely among wholly owned Subsidiaries of the Company);

(x) except for borrowings under the Company’s existing credit facilities, incur any material Indebtedness or modify in any material respect in a manner adverse to the Company the terms of any Indebtedness, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, any material Indebtedness or the obligations of any person, or make any loans, advances or capital contributions to any other person (other than a Subsidiary or Joint Venture of the Company), in excess of $10,000,000 in each case, other than (A) in the Ordinary Course of Business, pursuant to letters of credit or otherwise, or (B) any commodity, currency, sale or hedging agreements, in each case in the Ordinary Course of Business and which can be terminated on ninety (90) days or less notice without penalty;

(xi) except as expressly permitted in this Section 5.01(a), (A) enter into or assume any Contract that would have been a Material Contract had it been entered into prior to the date hereof, (B) terminate, materially amend or waive any material rights under any Material Contract or any Contract that would have been a Material Contract had it been entered into prior to the date hereof, excluding any termination upon expiration of a term in accordance with the terms of such Material Contract, or (C) or waive any material default under, or release, settle or compromise any material claim against the Company or waive any liability or obligation owing to the Company or any of its Subsidiaries under any Material Contract;

(xii) institute any Legal Proceeding or settle or compromise any Legal Proceeding pending or threatened against the Company or any of its Subsidiaries, other than the settlement or compromise of Legal Proceedings in the Ordinary Course of Business that require payments by the Company or any of its Subsidiaries (net of insurance proceeds) in an amount not to exceed, individually or in the aggregate, $10,000,000;

(xiii) make any material change in accounting methods, principles or practices of the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as may be appropriate to conform to changes in statutory or regulatory accounting rules, GAAP or regulatory requirements with respect thereto, or as required by GAAP or applicable Law;

(xiv) make any material Tax election or settle or compromise any material Tax liability for an amount that materially exceeds the amount disclosed, reflected or reserved against in the Company Balance Sheet (or the notes thereto) included in the Company SEC Documents or change an annual accounting period for Tax purposes;

(xv) enter into, or amend in a manner materially adverse to the Company or its Subsidiaries, any affiliate transaction of the nature described in Section 3.22;

(xvi) make any capital expenditures in excess of those amounts set forth on Part 5.01(a) of the Disclosure Schedule;

(xvii) enter into any Contract that restricts the ability of the Company or any of its Subsidiaries, taken as a whole, to compete, in any material respect, with any business or in any geographic area, or to solicit customers;

(xviii) adopt a shareholder rights plan or similar agreement;

(xix) other than in the Ordinary Course of Business, enter into any Contract relating to interest rate swaps, currency exchange swaps, commodity derivatives or hedging transactions; or

(xx) agree, authorize or commit to do any of the foregoing.

(b) No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.02 SOLICITATION; TAKEOVER PROPOSALS; CHANGE OF COMPANY BOARD RECOMMENDATION.

(a) No Solicitation. From the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Section 8.01, (i) the Company shall, and shall cause its Subsidiaries and direct its or their respective Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any person or group (other than a Qualified Pre-Existing Bidder) conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal and shall use its reasonable best efforts to require any other parties who have made or have indicated an intention to make an Acquisition Proposal to promptly return or destroy any confidential information previously furnished by the Company, any of its Subsidiaries or any of their respective Representatives to such parties (other than a Qualified Pre-Existing Bidder), and (ii) the Company shall not, and shall cause its Subsidiaries and direct its or their respective Representatives not to, directly or indirectly: (A) solicit, initiate, or knowingly encourage or facilitate (including by way of furnishing information) or knowingly take any other action which is intended to lead to the making, submission or announcement by any person (other than a Qualified Pre-Existing Bidder) of any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal; (B) enter into, continue or participate in any discussions or negotiations with any person (other than a Qualified Pre-Existing Bidder) regarding any Acquisition Proposal; (C) furnish to any person (other than Parent, Merger Sub, any designees of Parent or Merger Sub, or any Qualified Pre-Existing Bidder) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any person (other than Parent, Merger Sub, any designees of Parent or Merger Sub, or any Qualified Pre-Existing Bidder) to facilitate the making of any Acquisition Proposal; (D) approve, endorse or recommend any Acquisition Proposal or any letter of intent, memorandum of understanding or other Contract contemplating an Acquisition Proposal (other than with respect to a Qualified Pre-Existing Bidder) or requiring the Company to abandon or terminate its obligations under this Agreement (other than with respect to a Qualified Pre-Existing Bidder); (E) terminate, amend, modify or waive any rights under, or release any person (other than Parent and Merger Sub) from, any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any person unless the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; provided, however that any such termination, amendment, modification, waiver or release shall not be to permit or allow any such person to purchase securities of the Company; or (F) resolve, propose or agree to do any of the foregoing.

(b) Response to Acquisition Proposals. Notwithstanding anything to the contrary contained in Section 5.02(a) or any other provision of this Agreement, if at any time following the date hereof and prior to the receipt of Shareholder Approval, (i) the Company has received after the date hereof (or with respect to a Qualified Pre-Existing Bidder, prior to or after the date hereof) a bona fide written Acquisition Proposal that has not been solicited after the date hereof (except from a Qualified Pre-Existing Bidder to the extent permitted by Section 5.02(a)) from a third party that did not result from a material breach of this Section 5.02, and (ii) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes, or would reasonably be expected to constitute, result in, or lead to, a Superior Proposal, then the Company may, subject to compliance with Section 5.02(c), upon a good faith determination by the Company Board (after consultation with outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable Law: (A) provide access to its properties, books and records and furnish information or data with respect to the Company and its Subsidiaries to the person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement and in accordance with the following restrictions related to the provision of information: (1) the Company shall promptly thereafter provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any such person to the extent that such information was not previously provided to Parent and (2) the Company shall provide, only pursuant to customary “clean-room” or other appropriate procedures, such portions of documents or information to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature, if the exchange of such information (or portions thereof) would reasonably be likely to be harmful to the operation of the Company in any material respect; and (B) contact and engage in discussions or negotiations with the person making such Acquisition Proposal or such person’s Representatives.

(c) Notice to Parent of Acquisition Proposals. In addition to the obligations set forth in Section 5.02(b), the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent of the receipt of any Acquisition Proposal, and in any such notice to Parent provide a summary of the material terms of, but not the identity of the person making, any Acquisition Proposal, and thereafter shall promptly keep Parent reasonably informed of a summary of material developments affecting the terms and conditions of any such Acquisition Proposal.

(d) Prohibited Activities. Except as set forth in Section 5.02(e), neither the Company Board nor any committee thereof shall: (i) fail to make the Company Board Recommendation (including any failure to include the Company Board Recommendation in the Proxy Statement); (ii) withhold, withdraw, amend or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation; (iii) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal or Acquisition Agreement (other than those relating to the Merger); or (iv) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (iv) being referred to as a “Change in Company Board Recommendation”).

(e) Change in Company Board Recommendation. Notwithstanding any provision of Section 5.02(d), at any time prior to the receipt of Shareholder Approval, the Company Board may, (A) in connection with an Intervening Event, if the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law, make a Change in Company Board Recommendation or (B) if the Company receives an Acquisition Proposal that was not solicited after the date hereof (and that has not been withdrawn) and did not otherwise result from a material breach of Section 5.02(a) and that the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisors) would, if consummated, constitute a Superior Proposal, either (i) terminate this Agreement pursuant to Section 8.01(f), provided that the Company shall pay to Parent any Company Termination Fee required to be paid pursuant to Section 8.03(b) in connection with such termination or (ii) make a Change in Company Board Recommendation, in each case of such clauses (A) and (B), if, and only if:

(i) the Company shall have provided prior written notice to Parent and Merger Sub, of its or the Company Board’s intention to take such action at least four (4) Business Days (the “Notice Period”) in advance of taking such action, which notice shall (A) if made in connection with an Acquisition Proposal, include a summary of the material terms of the Acquisition Proposal received by the Company that in the good faith determination of the Company Board would, if consummated, constitute a Superior Proposal, including a copy of the most current version of the transaction agreements with, and the identity of, the party making the Acquisition Proposal (it being understood and agreed that any material change in the financial terms or any other material amendment to the terms and conditions of such Superior Proposal shall require a new written notice by the Company to Parent in compliance with this clause (i), provided that, in connection with such new notice, references to the four (4) Business Day period above shall be deemed references to a three (3) Business Day period) or, (B) if made in connection with an Intervening Event, provide reasonable detail regarding such Intervening Event;

(ii) after providing such notice and prior to taking such action, the Company shall have, and shall have caused its Representatives to, negotiate with Parent and its Representatives in good faith (to the extent Parent wishes to negotiate) during such applicable Notice Period to make such adjustments in the terms and conditions of this Agreement and the Debt Financing such that the Superior Proposal would cease to be a Superior Proposal or the Change in Company Board Recommendation in response to the Intervening Event would no longer be necessary, as applicable; and

(iii) the Company Board shall have considered in good faith any changes to this Agreement and the Debt Financing or other arrangements that may be offered in writing by Parent by 5:00 p.m., New York City time, on the last Business Day of such applicable Notice Period and shall have determined in good faith after consultation with outside legal counsel and its financial advisors, that the Acquisition Proposal received by the Company continues to constitute a Superior Proposal, even if such changes offered in writing by Parent were given effect, or that such Intervening Event continues to necessitate a Change in Company Board Recommendation, as applicable.

(f) Standstills; Confidentiality Agreements. The Company shall enforce, and shall not release or permit the release of any person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights in each case, unless the Company Board determines in good faith, after consultation with its outside legal counsel, that taking or failing to take such action, as the case may be, would be inconsistent with its fiduciary obligations under applicable Law; provided, however that any such termination, amendment, modification, waiver or release shall not permit or allow any such person to purchase securities of the Company. The Company shall not, and shall not permit any of its Subsidiaries or any of its or their Representatives to, enter into any confidentiality agreement subsequent to the date hereof that prohibits the Company or any of its Subsidiaries from providing to Parent the information specifically required to be provided to Parent pursuant to this Section 5.02.

(g) Communications With Shareholders. Nothing contained in this Section 5.02 shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), (ii) making any disclosure to its shareholders as, in the good faith determination of the Company Board, after consultation with its outside legal counsel, is required by applicable Laws, or (iii) making any “stop-look-and-listen” communication to its shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to its shareholders) in which the Company indicates that it has not changed the Company Board Recommendation, in each case, with respect to an Acquisition Proposal or the transactions contemplated in this Agreement; provided, however that in the case of each of clauses (i) and (ii) above (as to clause (ii), only if such disclosure specifically refers to any Acquisition Proposal), any such disclosure shall be deemed to be a Change in Company Board Recommendation unless such disclosure reaffirms the Company Board Recommendation.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 PREPARATION OF THE PROXY STATEMENT; SHAREHOLDERS’ MEETING.

(a) Preparation of Proxy Statement. As soon as practicable after the date hereof (and in any event, within fifteen (15) Business Days hereof, assuming the Company has received all required information from Parent), the Company shall, with the assistance of Parent, prepare and shall cause to be filed with the SEC in preliminary form a proxy statement relating to the Shareholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Except as expressly contemplated by Section 5.02(e), the Proxy Statement shall include the Company Board Recommendation with respect to the Merger and the Fairness Opinion. Parent and the Company shall cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement promptly following any request therefor from the Company. The Company shall, assuming Parent’s compliance with its obligations under Section 6.01(b), cause the Proxy Statement, at the date of mailing to the Company’s shareholders, to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy all rules of the NYSE. Notwithstanding the foregoing, the Company shall not file the Proxy Statement, or any amendment or supplement thereto, without providing Parent, Merger Sub or their counsel a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by the Company). The Company shall, promptly (i) notify Parent of the receipt of any comments or inquiries received by the Company from the SEC or the staff thereof related to the Proxy Statement or any request for additional information, and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff thereof, on the other hand, with respect to the Proxy Statement. The Company shall provide Parent, Merger Sub and their counsel with copies of any written comments or responses to be submitted by the Company in response to any comments or inquiries from the SEC or the staff thereof and shall provide Parent and Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any written responses to any such written comments of the SEC or its staff relating to the Proxy Statement. The Company shall use its reasonable best efforts to resolve, and each Party agrees to consult and cooperate with the other Parties and use reasonable best efforts in resolving, all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC as promptly as reasonably practicable following the filing thereof.

(b) Covenants of the Parties with Respect to the Proxy Statement. Each Party will cause the information relating to such Party supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments thereof or supplements thereto, and at the time of the Shareholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that (i) no representation or warranty is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement and (ii) no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

(c) Mailing of Proxy Statement; Shareholders’ Meeting. The Company shall, as promptly as reasonably practicable after the date hereof, in accordance with applicable Law and the Company Charter Documents, (A) establish a record date for and give notice of a meeting of its shareholders, for the purpose of voting upon the approval of this Agreement and the related Plan of Merger and the Merger (the “Shareholders’ Meeting”), and (B) mail to the holders of Company Common Stock as of the record date established for the Shareholders’ Meeting a Proxy Statement (the date the Company elects to take such action or is required to take such action, the “Proxy Date”). The Company shall, in accordance with applicable Law, the Company Charter Documents, and NYSE rules, duly call, convene and hold the Shareholders’ Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that in no event shall such meeting be held later than thirty-five (35) calendar days following the date the Proxy Statement is mailed to the Company’s shareholders, subject to the Company’s ability to postpone or adjourn the Shareholders’ Meeting, provided that any postponements or adjournments of such meeting shall require the prior written consent of Parent, other than as required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board has determined in good faith after consultation with outside counsel is necessary under applicable Law or fiduciary duty and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders’ Meeting, or to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Shareholder Approval. Once the Company has established a record date for the Shareholders’ Meeting, the Company shall not change such record date or establish a different record date for the Shareholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Company Bylaws. Unless this Agreement has been terminated pursuant to Section 8.01, the Company shall use reasonable best efforts to solicit proxies in favor of the approval of this Agreement and to ensure that all proxies solicited in connection with the Shareholders’ Meeting are solicited in compliance with all applicable Laws and all rules of the NYSE. Unless this Agreement has been terminated in accordance with Section 8.01, the Company shall submit this Agreement to its shareholders at the Shareholders’ Meeting even if the Company Board shall have effected a Change in Company Board Recommendation or proposed or announced any intention to do so. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last three (3) Business Days prior to the date of the Shareholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Shareholder Approval. Without the prior written consent of Parent, the approval of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter which the Company shall propose to be acted on by the shareholders of the Company at the Shareholders’ Meeting, except as required by applicable Law or regulation.

(d) Amendments to Proxy Statement. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or its or their respective officers or directors should be discovered by the Company which, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent. Each of Parent, Merger Sub and the Company agree to use reasonable best efforts to correct any material information provided by it for use in the Proxy Statement which shall have become false or misleading. Each of the Company and Parent shall use reasonable best efforts to cause all documents that such party is responsible for filing with the SEC in connection with the Merger to comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and, as applicable, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.02 ACCESS TO INFORMATION; CONFIDENTIALITY. The Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access consistent with applicable Law (including for the purpose of (i) coordinating transition planning related to the matters contemplated in this Agreement and (ii) if required for the Debt Financing or any Alternative Debt Financing, conducting non-invasive and non-destructive evaluations and assessments of the environmental conditions of the Owned Real Property and the Leased Real Property of the Company and its Subsidiaries for the purpose of identifying Releases of Hazardous Materials or any violations of Environmental Laws), during normal business hours and upon reasonable prior notice to the Company during the period from the date hereof until the Effective Time or the earlier termination of this Agreement pursuant to Section 8.01, to all of its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records as Parent may from time to time reasonably request, and during such period, the Company shall furnish promptly to Parent (A) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws other than such documents publicly filed with or furnished to the SEC, and (B) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. Notwithstanding any of the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by their respective employees of their normal duties, and this Section 6.02 does not authorize, and the Parties agree that there shall not be, any invasive or destructive environmental testing or sampling of the Owned Real Property or the Leased Real Property. If any of the information or material furnished pursuant to this Section 6.02 includes material or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened Legal Proceedings or governmental investigations, each Party understands and agrees that the Parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the Parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement and the joint defense doctrine. The parties acknowledge that Parent and the Company have previously executed a confidentiality agreement, dated as of April 17, 2013 (the

“Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms (as such terms may have been amended), except as expressly modified herein.

Section 6.03 BEST EFFORTS; APPROVALS; TRANSACTION LITIGATION.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including using best efforts to: (i) take all actions necessary to cause (A) in the case of the Company, the conditions to the Closing set forth in Section 7.01 and Section 7.02 to be satisfied, or (B) in the case of Parent and Merger Sub, the conditions to the Closing set forth in Section 7.01 and Section 7.03 to be satisfied, in each case, as promptly as reasonably practicable; (ii) obtain all necessary consents, approvals, Orders, waivers and authorizations of any U.S. Governmental Authority or non-U.S. Governmental Authority pursuant to the Foreign Merger Control Laws of the jurisdictions set forth on Part 6.03(a) of the Disclosure Schedule (the “Specified Foreign Merger Control Laws”), make all necessary registrations, declarations and filings with, and provide all necessary notices to, any U.S. Governmental Authority (including pursuant to the HSR Act) or any non-U.S. Government Authority pursuant to the Specified Foreign Merger Control Laws; (iii) execute and deliver any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement; and (iv) vigorously defend or contest any claim, suit, action or other proceeding, including any Transaction Litigation, that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or anything contained herein to the contrary, neither the Company nor Parent or Merger Sub shall be obligated to make any filings or seek any approvals from any non-U.S. Governmental Authority under any Foreign Merger Control Laws other than the Specified Foreign Merger Control Laws.

(b) In connection with the efforts referenced in Section 6.03(a) to obtain all necessary consents, approvals, Orders, waivers and authorizations of any Governmental Authority required pursuant to the HSR Act and each Specified Foreign Merger Control Law, each Party shall use its best efforts to: (i) make the appropriate filings under (A) the HSR Act, and (B) each Specified Foreign Merger Control Law, each of which filings shall be made within ten (10) Business Days of the date hereof; (ii) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other action necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; (iii) keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iv) permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Authority, or, in connection with any proceeding by a private party, with any other person, make available the Representatives of such Party as may be reasonably necessary for attendance by such Representatives in person at such meetings and conferences, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other person, give the other Party the opportunity to attend and participate in such meetings and conferences in accordance with the HSR Act and each Specified Foreign Merger Control Law.

(c) In furtherance and not in limitation of the covenants of the parties contained in Section 6.03(a) and Section 6.03(b), if any objections are asserted with respect to the transactions contemplated hereby in connection with any necessary consents, approvals, Orders, waivers and authorizations of any Governmental Authority required pursuant to any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall take all such further action to, resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby, including by executing or carrying out agreements, submitting to orders, writs, rulings, judgments, decrees or injunctions (whether temporary, preliminary or permanent), including consent decrees, or taking any other action (i) providing for the license, sale or other disposition or holding separate (through the establishment of trust or otherwise) of any assets or business or categories of assets or businesses of the Company, Parent or their respective Subsidiaries or the holding separate of the capital stock of a Subsidiary of Parent (including the Surviving Corporation and its Subsidiaries) or the Company, or (ii) imposing any limitation on the ability of the Company, Parent or any of their respective Subsidiaries or Affiliates to conduct their respective businesses (including with respect to market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of Parent, the Company or their Subsidiaries, or agreeing to do any of the foregoing, in a manner which would resolve such objections or suits; provided, however, that neither Parent nor the Company shall be required to agree to any term or take any action pursuant to this Section 6.03 (i) that is not conditioned upon consummation of the Merger or (ii) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (provided that, for purposes of this Section 6.03 only, clauses (iii) and (iv) in the definition of “Company Material Adverse Effect” shall be inapplicable.

(d) If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law, or if any suit or proceeding, whether judicial or administrative, is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violating any Antitrust Law, each Party shall use its best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the transactions contemplated hereby); and (ii) take such action as reasonably necessary to overturn any regulatory action by any Governmental Authority to block consummation of this Agreement (and the transactions contemplated hereby), including by defending any suit, action, or other Legal Proceeding brought by any Governmental Authority in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under any Antitrust Law so as to permit consummation of the transactions contemplated by this Agreement; provided that Parent and the Company shall cooperate with one another in connection with all proceedings related to the foregoing.

(e) Each of the Parties shall exercise best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to satisfy the CFIUS Condition, including (i) within ten (10) Business Days after the date of this Agreement, make the draft filing with CFIUS contemplated under 31 C.F.R. § 800.401(f) with respect to the transactions contemplated hereby and engage in the pre-notice consultation process with CFIUS, (ii) following such pre-notice consultation, as promptly as practicable and, in any event, within five (5) Business Days of CFIUS notification that the draft filing meets all requirements of 31 C.F.R. § 800.402 of the regulations and is, accordingly, complete, file with CFIUS a voluntary notice as contemplated by 31 C.F.R. § 800.401(a) and in the case of Parent and Merger Sub the personal identifier information required to be submitted separately from such notice as contemplated by 31 C.F.R. § 800.402(c)(6)(vi)(B) with respect to the transactions contemplated hereby, (iii) promptly and, in all events, consistent with any deadline imposed under CFIUS or other applicable Law, comply with any request received by any of them or any of their respective Subsidiaries from any Governmental Authority for any certification, additional information, documents or other materials in respect of such notice or such transactions, (iv) ensure that any information furnished in respect of this Section 6.03(e) is true, complete and correct in all material respects and (v) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies, or portions thereof, of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under Exon-Florio with respect to any such filing or any such transaction. Each Party shall use best efforts to furnish to each other Party all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. To the extent permitted by applicable Law, each Party shall promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No Party shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other Parties sufficient prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate in such meeting. Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under Exon-Florio. Without limiting the foregoing, each of Parent and the Company shall take such actions and agree to such requirements or conditions to mitigate any national security concerns as may be requested or required by CFIUS in connection with, or as a condition of, the satisfaction of the CFIUS Condition; provided, however, that neither Parent nor the Company shall be required to agree to any term or take any action in connection with the satisfaction of the CFIUS Condition (i) that is not conditioned upon consummation of the Merger or (ii) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (provided that, for purposes of this Section 6.03(e) only, clauses (iii) and (iv) in the definition of “Company Material Adverse Effect” shall be inapplicable).

(f) Notwithstanding anything in this Agreement to the contrary, with respect to the matters covered in this Section 6.03, Parent shall, after consulting with the Company and considering the Company’s views in good faith, take the lead in communicating with any non-U.S. Governmental Authority and developing strategy for responding to any investigation or other inquiry by any non-U.S. Governmental Authority, and, subject to its obligations under Section 6.03, shall make all final decisions with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any non-U.S. Governmental Authority, including determining the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings or other actions by any non-U.S. Governmental Authority challenging, the consummation of the Merger and the other transactions contemplated by this Agreement.

(g) Prior to the Closing Date, the Company shall (i) use its reasonable best efforts to obtain any approval or consent required from the other Party as a result of the Merger to any material Company Lease reasonably requested by Parent and (ii) assist and cooperate with Parent and Merger Sub in doing all things necessary, proper or advisable to cooperate with Parent and Merger Sub to resolve any objections raised by any U.S. Governmental Authority regarding foreign ownership or use of any material Owned Real Property or material Leased Real Property, including using its reasonable best efforts to negotiate any restructuring of ownership or leasing arrangements of any Owned Real Property or Leased Real Property, as applicable, prior to completion. Notwithstanding the foregoing, the Company shall not be required to agree to any term or take any action in connection with its obligations pursuant to this Section 6.03(g) that is not conditioned upon consummation of the Merger.

(h) Prior to the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.01, the Company shall promptly advise Parent orally and in writing of any Transaction Litigation, shall keep Parent reasonably informed regarding any such Transaction Litigation, shall consult and cooperate reasonably with Parent in connection with, and permit Parent and its Representatives to participate in, the defense, negotiation or settlement of any Transaction Litigation, and shall give consideration to Parent’s advice with respect to such Transaction Litigation.

(i) Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the delisting of the Company and of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 6.04 STATE TAKEOVER LAWS. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Sections 4.09 and 4.11, if any Takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, this Agreement, the Merger, or any other transaction contemplated by this Agreement, then the Company and the Company Board, as applicable, shall take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and therein and otherwise act to eliminate, or, if not possible, minimize to the maximum extent possible, the effects of such Takeover Law on this Agreement, the Merger and the other transactions contemplated by this Agreement. Nothing in this Section 6.04 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement or the Plan of Merger. No Change in Company Board Recommendation shall change the approval of the Company Board for purposes of causing any Takeover Law to be inapplicable to the transactions contemplated by this Agreement.

Section 6.05 EMPLOYEE MATTERS.

(a) From the Effective Time until the date that is one (1) year following the Effective Time, the Employees (other than Employees whose terms and conditions of employment are governed by a Collective Bargaining Agreement, the terms and conditions of which shall be respected by Parent and the Surviving Corporation) who remain in the active employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive (i) annual rates of base salary or wages, as applicable, annual cash target bonus opportunities (including commissions) and annual equity-based (or cash-equivalent thereof) award opportunities, which, for the Company’s 2014 fiscal year, shall be deemed satisfied through the Company’s grant of Company Equity Awards pursuant to Section 5.01(a)(iii), that are in each case no less favorable than those provided to such Continuing Employees immediately prior to the Effective Time under the applicable Company Benefit Plans; (ii) severance benefits that are no less favorable that those maintained for such Continuing Employees immediately prior to the Effective Time under the applicable Company Benefit Plans and (iii) employee welfare and retirement benefits (and the costs thereof) that, in the aggregate, are substantially comparable to the employee welfare and retirement benefits (and the costs thereof) provided by the Company or its Subsidiaries to such Continuing Employees under the applicable Company Benefit Plans immediately prior to the Closing.

(b) As of and after the Effective Time, with respect to any Company Benefit Plans (or any successor plans thereof) and Foreign Benefit Plans (or any successor plans thereof), Parent will, or will cause the Surviving Corporation to (i) continue to recognize each Continuing Employee’s service with the Company, its Subsidiaries and their predecessor entities to the same extent recognized by the Company immediately prior to the Effective Time for all purposes, (ii) not take any action that would impose new pre-existing condition or eligibility limitations, or (for the plan year in which the Closing Date occurs) reset any deductible or maximum out of pocket limitations, in each case in respect of any Continuing Employee in connection with their participation in any such plans and (iii) honor the terms of all Company Benefit Plans and Foreign Benefit Plans subject to the amendment and termination provisions thereof.

(c) The provisions of this Section 6.05 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any current or former employees, directors, or independent contractors of the Company or any of its Subsidiaries, Parent or any of its Affiliates, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.05) under or by reason of any provision of this Agreement, including, without limitation, any rights to continued employment with Parent, the Surviving Corporation or any of their Subsidiaries. Notwithstanding anything in this Section 6.05 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan maintained by the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries, or shall limit the right of Parent to amend, terminate or otherwise modify any Company Benefit Plan or any employee benefit plan maintained by Parent, the Surviving Corporation or any of their Subsidiaries following the Effective Time. Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to adopt or continue any specific employee benefit plans or to continue the employment of any specific person.

(d) On or prior to the Closing Date, the Company and its applicable Subsidiaries shall provide any notice to Employees or their respective Representatives, and/or satisfy any collective bargaining or works council consulting obligations that are required, with respect to the Merger and the other transactions contemplated by this Agreement, under applicable Law or any Collective Bargaining Agreement or other similar agreement, in each case, except as would not reasonably be expected to have a Company Material Adverse Effect.

(e) Within twenty (20) days of the date hereof, the Company shall make any amendments to its Company Benefit Plans necessary to permit the treatment of equity rights described in Section 2.04.

Section 6.06 DIRECTOR AND OFFICER LIABILITY.

(a) For six (6) years after the Effective Time, Parent shall cause the Company, the Surviving Corporation or any of their respective Subsidiaries, as the case may be, to the extent permitted by applicable Law or the Company Charter Documents or Subsidiary Charter Documents, to: (i) indemnify and hold harmless, against any costs or expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding (whether formal or informal), and provide advancement of expenses to, all past and present directors and officers of the Company and its Subsidiaries (the “Indemnified Parties”) (in all of their capacities); and (ii) include and cause to be maintained in effect in the Company’s or the Surviving Corporation’s (or any successor’s), as the case may be, articles and bylaws for a period of six (6) years after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers and directors, and advancement of expenses to officers and directors that are at least as favorable as those contained in the Company Charter Documents. If the Company or the

Surviving Corporation, as the case may be, or any of their respective successors or assigns shall: (x) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (y) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, to the extent necessary, proper provisions shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.06.

(b) The Company shall, at or prior to the Effective Time, purchase a six (6) year “tail” prepaid policy on the same terms and conditions as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company from insurance carriers with comparable credit ratings, covering, without limitation, the Merger; provided, however, that the cost of such “tail” policy shall in no event exceed three hundred percent (300%) of the amount of the last annual premium paid by the Company for such existing directors’ and officers’ liability (and fiduciary) insurance. If, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than three hundred percent (300%) of current annual premiums, the Surviving Corporation will obtain the maximum amount of that insurance obtainable by payment of annual premiums equal to three hundred percent (300%) of current annual premiums.

(c) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.06 is not prior to or in substitution for any such claims under such policies.

(d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The rights to indemnification and advancement and the other rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

Section 6.07 PUBLIC ANNOUNCEMENTS. The initial press release with respect to the execution and delivery of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except as permitted in accordance with Section 6.02, Parent and the Company shall consult with each other before issuing, and, to the extent practicable, give each other the reasonable opportunity to review and comment upon, any press release or other public statements (including any filings with the SEC) with respect to the Merger and the other transactions contemplated hereby, and shall consider in good faith the views of the other Party, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law (or, in the case of the Company, by the Company’s fiduciary duties as reasonably determined by the Company), court process or by obligations pursuant to any listing agreement with or rules of any applicable securities exchange or trading market, in which case the Party required to make the release or announcement shall use reasonable best efforts to allow the other Party or Parties reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final determination of the disclosure requirements under applicable Law shall be made by the disclosing party after consultation with its outside legal counsel).

Section 6.08 FINANCING.

(a) Each of Parent and Merger Sub shall use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate and obtain the Debt Financing on the terms and conditions (including the flex provisions) set forth in the Financing Agreements and any related Fee Letter, including using reasonable best efforts to seek to enforce its rights under the Debt Commitment Letters in the event of a material breach thereof by the Financing Sources thereunder, and shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy, under the Debt Financing without the prior written consent of the Company if such amendments, modifications or waivers could or could reasonably be expected to (i) reduce the aggregate amount of the Debt Financing below the amount required to consummate the Merger and repay or refinance the debt contemplated in this Agreement or the Debt Financing, (ii) impose new or additional conditions to the receipt of the Debt Financing, (iii) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (iv) adversely impact the ability of Parent or Merger Sub to enforce their rights against the other parties to the Debt Financing. For purposes of clarification, the foregoing shall not prohibit Parent from amending the Debt Commitment Letters and any related Fee Letter solely to add additional lender(s), lead arrangers, bookrunners, syndication agents or similar entities (and Affiliates of such additional lender(s), lead arrangers, bookrunners, syndication agents or similar entities) as a party thereto. Any reference in this Agreement to (x) “Debt Financing” shall include the financing contemplated by the Financing Agreements as amended or modified in compliance with this Section 6.08(a) and (y) “Financing Agreements” or “Debt Commitment Letters” shall include such documents as amended or modified in compliance with this Section 6.08(a).

(b) Each of Parent and Merger Sub shall use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate and obtain the Debt Financing on the terms and conditions set forth in the Financing Agreements, including using reasonable best efforts (i) to maintain in effect the Financing Agreements in accordance with the terms and subject to the conditions thereof, (ii) to satisfy on a timely basis all conditions and covenants applicable to Parent and Merger Sub in the Debt Commitment Letters, (iii) to negotiate and enter into all definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters on the terms and conditions (including the flex provisions) contained in the Debt Commitment Letters and any related Fee Letter, (iv) to satisfy all conditions to such definitive agreements that are applicable to Parent and Merger Sub, subject to the satisfaction of the conditions precedent thereto, and consummate the Debt Financing at or prior to the Closing including using its reasonable best efforts to cause the Lenders and the other persons committing to fund the Debt Financing, and (v) to comply with its obligations under the Financing Agreements. For the avoidance of doubt, Parent shall be responsible for timely provision of any post- Closing pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any pro forma financial information to be delivered by the Company pursuant to Section 6.09. Parent shall keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt written notice: (x) of any default or breach (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) by any party to any Financing Agreement or definitive document related to the Debt Financing of which Parent or its Subsidiaries becomes aware; (y) of the receipt of any written notice or other communication from any person with respect to any (A) actual or potential default, breach, termination or repudiation by any party to any Financing Agreement or any definitive document related to the Debt Financing of any provisions of the Financing Agreements or any definitive document related to the Debt Financing or (B) material dispute or disagreement between or among any parties to any Financing Agreement or any definitive document related to the Debt Financing; and (z) if for any reason Parent or Merger Sub has determined in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Financing Agreements. As soon as reasonably practicable after the date the Company delivers Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence.

(c) Subject to the terms and conditions of this Agreement, if any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in one or more of the Financing Agreements, Parent shall use reasonable best efforts to arrange and obtain as promptly as reasonably practicable after the occurrence of such event alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement, on terms and conditions that are not materially less favorable, in the aggregate, to Parent and Merger Sub than those contained in such Financing Agreements (including flex provisions therein) and that do not, in any case, involve any conditions to funding the financing that are not contained in the Debt Commitment Letters and would not reasonably be expected to prevent, materially impede or materially delay the consummation of the financing or the transactions contemplated by this Agreement and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (the “New Debt Commitment Letter”) which shall replace the existing Debt Commitment Letter, a true, complete and correct copy of which (together with any related Fee Letter) shall be promptly provided (with only the fee amounts and certain economic terms of the market flex (none of which would adversely affect the amount or availability of the Alternative Debt Financing) redacted) to the Company; provided, however, that neither Parent nor Merger Sub shall be required to execute any New Debt Commitment Letter or arrange for such Alternate Debt Financing on terms and conditions (including flex provisions) which are materially less favorable (unless otherwise determined by Parent in its sole discretion), in the aggregate, to Parent and Merger Sub than those included in the Debt Commitment Letters that such New Debt Commitment Letter is replacing. In furtherance and not in limitation of the foregoing, in the event that (x) all or any portion of the Debt Financing structured as high yield financing has not been consummated, (y) all closing conditions contained in Article VII have been satisfied or waived (other than those contained in Section 7.02(d) and Section 7.03(c)) and (z) any bridge financing, to be utilized in the event the placement of high yield securities in a comparable amount is not consummated, described in or contemplated by the Debt Financing (or Alternative Debt Financing obtained in accordance with this Section 6.08(c)) is available on terms and conditions described in or contemplated by the Debt Financing (or replacements thereof in accordance with this Section 6.08(c)), then Parent shall consummate, or cause to be consummated, and shall use, or cause to be used, the proceeds of such bridge financing (or such Alternative Debt Financing) to replace such high yield financing. In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letters as modified pursuant to clause (ii) below, (ii) any reference in this Agreement to the “Financing Agreements” or the “Debt Commitment Letters” shall be deemed to include the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and the New Debt Commitment Letters to the extent then in effect, and (iii) any reference in this Agreement to a “Fee Letter” shall be deemed to include any fee letter relating to the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and the New Debt Commitment Letters to the extent then in effect. Without first obtaining the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), Parent shall not directly or indirectly take any action that would or would be reasonably expected to result in the Debt Financing not being available.

(d) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.08 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to pay any material fees in excess of those contemplated by the Financing Agreements (whether to secure waiver of any conditions contained therein or otherwise).

Section 6.09 FINANCING COOPERATION.

(a) Prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives and each of its Subsidiaries to, provide to Parent such reasonable cooperation, at Parent’s sole expense, as may be reasonably requested by Parent to assist Parent in causing the conditions in the Debt Commitment Letters to be satisfied and such cooperation as is otherwise necessary and reasonably requested by Parent in connection with the Debt Financing, the Revolver/Securitization Amendments and/or the Debt Payoff (for the avoidance of doubt, any references to the Debt Financing in this Section 6.09 shall include the issuance of the Opco Notes (as defined in the Debt Commitment Letter with Morgan Stanley Senior Funding, Inc.)), which cooperation shall consist of:

(i) using reasonable best efforts to cause its senior management to participate in a customary and reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and to cooperate with the marketing efforts of Parent for all or any portion of the Debt Financing (including providing related documentation and materials reasonably requested by Parent, acting at the request of the Financing Sources, in connection with the foregoing activities);

(ii) using reasonable best efforts to assist with obtaining the consents and amendments to the documentation for the Existing Revolver and the Securitization Facility contemplated by the Debt Commitment Letter with Morgan Stanley Senior Funding, Inc. (the “Revolver/Securitization Amendments”);

(iii) using reasonable best efforts to assist with the preparation of a customary rating agency presentation, bank information memoranda and bank syndication materials, offering documents, private placement memoranda and similar documents required in connection with the Debt Financing, including the syndication thereof; provided, however, that any such bank information memoranda and bank syndication materials, offering documents, private placement memoranda and similar documents (x) need not be issued by the Company or any of its Subsidiaries and (y) shall contain disclosure and pro forma financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor;

(iv) (A) using reasonable best efforts to furnish Parent and its Financing Sources as promptly as practicable with (1) audited consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries, for fiscal year ended April 29, 2012 and, to the extent available and in any event if the Closing Date occurs after June 27, 2013, for fiscal year ended April 28, 2013, (2) unaudited consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries, for each fiscal quarter ended after the date hereof but at least forty (40) calendar days before the Closing Date; provided, however, that the filing by the Company of the required financial statements specified in clauses (1) and (2) above in its Annual Report on Form 10-K or its Quarterly Report on Form 10-Q, as applicable, within the time periods specified in clauses (1) and (2), will be deemed to satisfy the foregoing requirements with respect to the Company and its Subsidiaries for all purposes of this Agreement, and (B) to the extent reasonably required to consummate the financing contemplated by the Debt Financing, using reasonable best efforts to furnish Parent and Merger Sub and their Financing Sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X (other than Item 3-10 of Regulation S-X, but including summary guarantor/non-guarantor information of the type customarily included in offering documents used in private placements under Rule 144A of the Securities Act) and Regulation S-K promulgated under the Securities Act and of the type and form customarily included in private placement memoranda relating to private placements under Rule 144A of the Securities Act or otherwise necessary to receive from the Company’s independent accountants customary “comfort” (including “negative assurance” comfort) (including, to the extent applicable with respect to such financial statements, the report of the Company’s auditors thereon and related management discussion and analysis of financial condition and results of operations), to consummate the offerings of debt securities contemplated by the Debt Financing at the time during the Company’s fiscal year such offerings will be made (information (x) required to be delivered pursuant to clause (A) above and (y) to the extent required to consummate the financing contemplated by the Debt Financing, required to be delivered pursuant to this clause (B), other than pro forma financial statements which shall be prepared by Parent, the “Required Information”);

(v) using reasonable best efforts to obtain customary comfort letters from the auditors of the Company upon completion of customary procedures in connection with the offering of the Opco Notes;

(vi) using reasonable best efforts to assist Parent in obtaining corporate and facilities ratings for the Debt Financing;

(vii) using reasonable best efforts to cooperate with Parent’s efforts to obtain non-invasive environmental assessments, consents, legal opinions, surveys and title insurance as reasonably requested by Parent;

(viii) reasonably cooperating to permit the prospective lenders involved in the Debt Financing to evaluate the Company and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable;

(ix) taking all corporate actions reasonably requested by Parent to permit the consummation of the Debt Financing and/or the Revolver/Securitization Amendments, including executing and delivering any customary credit agreements and other loan documentation, indentures, pledge and security agreements, joinder agreements and customary closing certificates on terms that are reasonably requested by Parent in connection with the Debt Financing and/or the Revolver/Securitization Amendments, provided that neither the Company nor any of its Subsidiaries shall be required to enter into any such agreement prior to the Effective Time;

(x) obtaining a certificate of the chief financial officer of the Company in the form set forth in Annex II to Exhibit E to the Debt Commitment Letter with Morgan Stanley Senior Funding, Inc.;

(xi) requesting customary payoff letters, Lien terminations, collateral releases, mortgage terminations, control agreement terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all Indebtedness and Liens under the Existing Refinancing Debt Documents (the “Debt Payoff”), and providing customary materials that facilitate the perfection or enforcement of Liens on the assets of the Company or any of its Subsidiaries pursuant to such agreements as may be reasonably requested (including original copies of all certificated securities (with transfer powers executed in blank)); and

(xii) furnishing Parent and its Financing Sources promptly, and in any event at least five (5) Business Days prior to the Closing Date, with all documentation and other information required by Governmental Authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the applicable regulations of the Office of Foreign Assets Control (OFAC), the Foreign Corrupt Practices Act of 1977 and the Investment Company Act of 1940;

provided, however, that, notwithstanding anything to the contrary contained in this Agreement (including this Section 6.09), (A) nothing in this Agreement (including this Section 6.09) shall require any such cooperation to the extent that it would (1) require the Company or any of its Subsidiaries or Representatives, as applicable, to waive or amend any terms of this Agreement or pay or agree to pay any commitment or other fees or reimburse any expenses prior to the Effective Time, or incur any liability or give any indemnities or otherwise commit to take any action that is not contingent upon the Effective Time, (2) unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries, (3) require the Company to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing prior to the Effective Time, or (4) require the Company or any of its Subsidiaries to take any action that will conflict with or violate the Company’s organizational documents or any Laws, (B) no action, liability or obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing shall be effective until the Effective Time, and (C) notwithstanding anything to the contrary, prior to the Closing, the Parties agree that any road shows, ratings agencies presentations, preparation of documents (including rating agency presentation, bank information memoranda or other offer documents in connection with the Debt Financing) and provision of information with respect to the prospects and plans for the Company’s business and operations, in each case under this clause (C), in connection with the Debt Financing remains, except with respect to the cooperation that the Company has agreed to provide under this Section 6.09, the sole responsibility of Parent and Merger Sub and none of the Company or any of its Subsidiaries or any of their respective Representatives shall have any liability or incur any losses, damages or penalties with respect thereto or be required to provide any information or make any presentations with respect to capital structure, or the incurrence of the Debt Financing or other pro forma information relating thereto or the manner in which Parent intends to operate, or cause to be operated, the business of the Surviving Corporation and its Subsidiaries after the Closing.

(b) Parent shall promptly, upon request by the Company, reimburse the Company for all of its documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, its Subsidiaries and their respective Representatives in connection with any cooperation contemplated by this Section 6.09.

(c) The Company, its Affiliates and their respective officers, advisors and Representatives shall be indemnified and held harmless by Parent and Merger Sub for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing, the Debt Payoff and/or the provision of information utilized in connection therewith to the fullest extent permitted by applicable Law.

(d) The Company hereby consents to the use of its and its Subsidiaries’ trademarks, service marks or logos in connection with the Debt Financing; provided that such trademarks, service marks or logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective Intellectual Property rights.

(e) Parent and Merger Sub acknowledge and agree that the obtaining of the Debt Financing, or any alternative financing, is not a condition to the Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VII.

Section 6.10 CHANGE OF CONTROL OFFER; CREDIT FACILITIES.

(a) Change of Control Offer. At the option of Parent, either (i) Parent or (ii) the Company, as soon as reasonably practicable after the receipt of any written request by Parent to do so, shall use their respective commercially reasonable efforts to commence a Change of Control Offer (as defined in the indenture governing the 2022 Notes) to purchase any or all of the outstanding aggregate principal amount of the 2022 Notes at a purchase price of 101% plus accrued and unpaid interest, if any, to the date of repurchase pursuant to Section 3.09(i) of the indenture governing the 2022 Notes (the “Change of Control Offer”) and the Party commencing such Change of Control Offer shall reasonably assist the other Party in connection therewith; provided, however, that the Company’s counsel shall concurrently with the Closing provide such legal opinions as may be reasonably requested by Parent that are customary or necessary in connection with the Change of Control Offer; provided further, that the Party conducting the Change of Control Offer shall do so in compliance with the indenture governing the 2022 Notes and the rules and regulations of the SEC, including Rule 14e-1 under the Exchange Act. Notwithstanding the foregoing, the closing of the Change of Control Offer shall be conditioned on the occurrence of the Closing, and the parties shall use their respective commercially reasonable efforts to cause the Change of Control Offer to close on the Closing Date. Subject to the preceding sentence, the Company shall provide, and shall cause its Subsidiaries to, and shall direct their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Change of Control Offer, including using commercially reasonable efforts in assisting with the preparation of the offer to purchase and letter of transmittal. The Company (i) shall make any change to the Change of Control Offer, in each case, as may be reasonably requested by Parent, and (ii) shall not, without the written consent of Parent, make any material changes to the Change of Control Offer. The Party conducting the Change of Control Offer agrees to provide the other Parties and their counsel reasonable opportunity to review and comment on the Change of Control Offer documents prior to the distribution thereof to the holders of the 2022 Notes, and such Party shall give reasonable consideration to any comments made by the other Parties and their counsel. Each of the Company, Parent and Merger Sub agrees to promptly correct any information provided by it for use in the Change of Control Offer documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Party conducting the Change of Control Offer shall use commercially reasonable efforts to take all steps necessary to cause the Change of Control Offer documents, as so corrected, to be disseminated to the holders of the 2022 Notes, as and to the extent required by applicable Law. Parent shall ensure that at the Effective Time the Surviving Corporation has all funds necessary to pay for such 2022 Notes that have been properly tendered and not withdrawn pursuant to the Change of Control Offer. Notwithstanding anything to the contrary in this Section 6.10, the Company shall not be obligated to consummate the Change of Control Offer unless the Merger has occurred or is occurring concurrently with the consummation of the Change of Control Offer and sufficient funds are available from the Debt Financing or from Parent to pay all consideration for the purchase of the 2022 Notes.

(b) Agents. The depositary, paying agent and any other agents retained in connection with the Change of Control Offer shall be selected by Parent and shall be reasonably acceptable to the Company. The Company may enter into customary agreements with such parties on terms and conditions reasonably acceptable to Parent.

(c) Credit Facilities. On or prior to the third (3rd) Business Day prior to the Closing, the Company shall use its commercially reasonable efforts to arrange for the delivery to Parent of copies of payoff letters in customary form and substance, from the administrative agent or other similar agents under any of the Existing Refinancing Debt Documents and the Securitization Facility, and for the release, effective upon and conditioned upon the Closing, of all Liens and other security over the Company’s and its Subsidiaries’ properties and assets securing its obligations under the Existing Refinancing Debt Documents or the Securitization Facility, as applicable, together with the return of any collateral in the possession of the applicable administrative agent or similar agent, at or as soon as practicable following the Closing. Parent shall ensure that at the Effective Time the Surviving Corporation has all funds necessary to pay the amounts contemplated by such payoff letters (unless such facilities are to remain outstanding with the consent, where needed, of the counterparties to the Existing Refinancing Debt Documents and the Securitization Facility).

(d) Reimbursement of Costs. Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out of pocket costs (including reasonable attorneys’ fees and costs) incurred by the Company, any of its Subsidiaries or their respective Representatives in connection with the actions of the Company and the Company Subsidiaries and the Company Representatives contemplated by this Section 7.10, and (ii) acknowledges and agrees that the Company, its Subsidiaries or their respective Representatives shall not incur any liability to any person prior to the Effective Time with respect to any Change of Control Offer contemplated by this Section 7.10.

Section 6.11 SECTION 16 MATTERS. Prior to the Effective Time, the Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.12 ESCROW FOR PARENT TERMINATION FEE. As of the date hereof, Parent has deposited, or has caused to be deposited, an amount of cash equal to the Parent Termination Fee with Bank of China, New York Branch, as escrow agent (“Escrow Agent”), as collateral and security for the payment of the Parent Termination Fee, which amount shall be held by Escrow Agent until the earlier of (a) the Effective Time, at which time the escrowed funds will be released to Parent, and (b) the date on which this Agreement is terminated pursuant to Section 8.01, at which time, the escrowed funds will be released (i) to the Company, in accordance with Section 8.03(d) or Section 8.03(e), as applicable, or (ii) to Parent if not otherwise released to the Company in accordance with the foregoing clause (i).

Section 6.13 OBLIGATIONS OF MERGER SUB. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, the Debt Financing and any Alternative Debt Financing.

Section 6.14 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Authority in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent and (b) any actions commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 6.14 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice. The Parties agree and acknowledge that the Company’s, on the one hand, and Parent’s on the other hand, compliance or failure of compliance with this Section 6.14 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.02(b) or Section 7.03(b), respectively, shall have been satisfied.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver by the Party entitled to the benefit thereof, to the extent permitted by Law) at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Shareholder Approval shall have been obtained.

(b) Governmental Approvals.

(i) Any waiting period (and extensions thereof) applicable to the transactions contemplated by the Agreement (including the Merger) under the HSR Act shall have expired or been terminated and all applicable waiting periods and all consents and approvals required under the Specified Foreign Merger Control Laws shall have expired or been obtained. For the avoidance of doubt, no filings or receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any Foreign Merger Control Laws (other than the Specified Foreign Merger Control Laws) shall constitute a condition to the respective obligations of each Party to effect the Merger.

(ii) If review by CFIUS shall have concluded, the President of the United States of America shall not have taken action to block or prevent the consummation of the transactions contemplated by this Agreement and no requirements or conditions to mitigate any national security concerns shall have been imposed, other than requirements or conditions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, provided that, for purposes of this Section 7.01(b)(ii) only, clauses (iii) and (iv) in the definition of “Company Material Adverse Effect” shall be inapplicable (collectively, the “CFIUS Condition”).

(c) No Injunctions or Other Restraints. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order that has been enforced in a U.S. court of competent jurisdiction, whether temporary, preliminary or permanent, that makes illegal, enjoins or otherwise prohibits the consummation of any of the transactions contemplated by this Agreement (including the Merger). For the avoidance of doubt, Order as used herein shall not include a determination by any Governmental Authority under any Antitrust Law to extend a waiting period or initiate an investigation.

Section 7.02 CONDITIONS TO OBLIGATION OF PARENT AND MERGER SUB TO EFFECT THE MERGER. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver by Parent and Merger Sub, to the extent permitted by Law) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in clause (b) of Section 3.07 (Absence of Certain Changes or Events) shall be true and correct in all respects on and as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date); (ii) each of the representations and warranties of the Company set forth in Section 3.03 (Capital Structure), Section 3.24 (State Takeover Statutes) and Section 3.25 (Brokers and Other Advisors) shall be true and correct in all material respects on and as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date); and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date), except, with respect to this clause (iii), where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to “materiality” or “Material Adverse Effect” set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, solely for purposes of clause (ii) above, if one or more inaccuracies in Section 3.03 would be reasonably likely to cause the aggregate amount required to be paid by Parent or Merger Sub to consummate the Merger, refinance the Indebtedness of the Company, acquire, directly or indirectly all of the outstanding equity interests in the Company’s Subsidiaries and pay all fees and expenses in connection therewith to increase by $10,000,000 or more, such inaccuracy or inaccuracies will be considered material for purposes of clause (ii) of this Section 7.02(a).

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with each of its obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect. Since the date hereof, there shall not have occurred any change, effect, event, fact, development, or occurrence that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d) Certificate. Parent shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company confirming that the conditions set forth in Section 7.02(a), Section 7.02(b), and Section 7.02(c) shall have been duly satisfied.

Section 7.03 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or waiver by the Company, to the extent permitted by Law) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.12 (Solvency) shall be true and correct in all respects, in each case as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct on and as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with each of its obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Certificate. The Company shall have received a certificate executed by the Chief Executive Officer of Parent confirming that the conditions set forth in Section 7.03(a) and Section 7.03(b) shall have been duly satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Shareholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if:

(i) the Effective Time shall not have occurred on or before November 29, 2013 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any Party if the failure of the Effective Time to occur on or before the Outside Date is caused by a failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of the failure of the Effective Time to occur on or before the Outside Date and such action or failure to perform constitutes a breach in a material respect of this Agreement;

(ii) a Governmental Authority shall have issued a final and non-appealable Order that is enforced in a U.S. court of competent jurisdiction having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order is primarily caused by a failure of such Party to perform or comply with any of its obligations or covenants under this Agreement; and provided further, that the Party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have complied with its obligations under Section 6.03 to prevent, oppose or remove such Order or other action; or

(iii) the Shareholder Approval shall not have been obtained at the Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(c) by Parent, if there shall be any breach or inaccuracy in any of the Company’s representations or warranties set forth in this Agreement or the Company has failed to perform any of its obligations or covenants set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would result in the failure of any condition set forth in Section 7.01 and Section 7.02 to be satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) and (ii) is not capable of being cured prior to the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;

(d) by the Company, if (i) there shall be any breach or inaccuracy in any of Parent’s or Merger Sub’s representations or warranties set forth in this Agreement or (ii) Parent or Merger

Sub has failed to perform any of its obligations or covenants set forth in this Agreement, which inaccuracy, breach or failure to perform (x) would result in the failure of any condition set forth in Section 7.01 or Section 7.03 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) to be satisfied and (y) is not capable of being cured prior to the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(e) by Parent, if a Triggering Event shall have occurred; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if the Shareholder Approval shall have been obtained;

(f) by the Company, subject to compliance with Section 5.02(e), in order to accept a Superior Proposal and enter into an Acquisition Agreement providing for such Superior Proposal immediately following or concurrently with such termination; provided, however, that payment of the Tier I Company Termination Fee or the Tier II Company Termination Fee, as applicable, pursuant to Section 8.03(b) shall be a condition to the termination of this Agreement by the Company pursuant to this Section 8.01(f);

(g) by the Company, if (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing, and other than conditions the failure of which would otherwise give rise to the payment of a Parent Termination Fee), (ii) the Marketing Period has ended, (iii) Parent shall not have received the proceeds of the Debt Financing and/or the Lenders shall not have confirmed to Parent or Merger Sub that the Debt Financing will be available at the Closing in an amount sufficient to consummate the Closing on the terms and conditions set forth in the Debt Commitment Letters, and (iv) Parent shall have failed to consummate the Merger by the time set forth in Section 1.02.

Section 8.02 EFFECT OF TERMINATION. Any Party terminating this Agreement pursuant to Section 8.01 shall give written notice of such termination to each other Party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become null and void and of no effect without any liability or obligation on the part of any Party to this Agreement (or any Parent Related Party or Company Related Party); provided, however, that the provisions of the last sentence of Section 6.02, Section 6.09(b), Section 6.09(c), Section 6.10(d), this Article VIII, Article IX, and Article X shall survive such termination. Notwithstanding anything herein to the contrary, no termination of this Agreement pursuant to Section 8.01 shall relieve any Party from any liability or damages resulting from fraud or Willful Breach prior to such termination by any Party hereto; provided, however, that no Party shall be entitled to recover incidental, special, or punitive damages.

Section 8.03 TERMINATION FEES AND EXPENSES.

(a) If this Agreement is terminated (i) by Parent pursuant to Section 8.01(e) or (ii) by Parent or the Company pursuant to Section 8.01(b)(iii) following any time at which Parent was entitled to terminate this Agreement pursuant to Section 8.01(e), then, in each case, the Company shall pay to Parent the Tier I Company Termination Fee by wire transfer of same-day funds within two (2) Business Days following the date of such termination; provided, however, with respect to clause (i) above, if the Company shall have approved an Acquisition Proposal with a Qualified Pre-Existing Bidder and shall have terminated this Agreement and entered into an Acquisition Agreement with such Qualified Pre-Existing Bidder prior to the Pre-Existing Bid End Date, then the Company shall pay to Parent the Tier II Company Termination Fee in lieu of, and not in addition to, the Tier I Company Termination Fee.

(b) If this Agreement is terminated by the Company pursuant to Section 8.01(f), to accept a Superior Proposal, (i) on or before the Pre-Existing Bid End Date, from any Qualified Pre-Existing Bidder, then the Company shall pay Parent the Tier II Company Termination Fee or (ii) (A) on or after the date hereof, from any person (other than a Qualified Pre-Existing Bidder) or (B) after the Pre-Existing Bid End Date, from a Qualified Pre-Existing Bidder, then the Company shall pay Parent the Tier I Company Termination Fee, in each case by wire transfer of same-day funds, concurrently with, and as a condition to the effectiveness of, such termination.

(c) If (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii) or (B) by Parent pursuant to Section 8.01(c), and (ii) (A) at any time after the date hereof and prior to such termination, an Acquisition Proposal shall have been made or communicated to the senior management of the Company or the Company Board or shall have been publicly announced or publicly made known to the shareholders of the Company, and (B) within nine (9) months after such termination, the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal which is later consummated, or, within 12 months after such termination, any Acquisition Proposal shall have been consummated (in each case, whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated, publicly made known or publicly announced), then, in any such event, the Company shall pay to Parent the Tier I Company Termination Fee by wire transfer of same-day funds within two (2) Business Days following the date the Company consummates such Acquisition Proposal; provided that for purposes of this clause (B) the references to “25%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

(d) If this Agreement is terminated pursuant to Section 8.01 (other than (i) by Parent or the Company pursuant to Section 8.01(a), (ii) by Parent pursuant to Section 8.01(c) or Section 8.01(e), (iii) by Parent or the Company pursuant to Section 8.01(b)(iii) following any time at which Parent was entitled to terminate this Agreement pursuant to Section 8.01(e), or (iv) by the Company pursuant to Section 8.01(f)) and a Willful Breach by Parent or Merger Sub is the primary cause of the failure of the Closing to occur, then Parent shall pay to the Company the Parent Termination Fee by wire transfer of same-day funds within two (2) Business Days following the date of such termination.

(e) If this Agreement is terminated (i) by Parent or the Company pursuant to Section 8.01(b)(ii) and the primary cause therefor is a final and non-appealable Order relating to Antitrust Law, (ii) by Parent or the Company pursuant to Section 8.01(b)(i) and the primary cause therefor is the failure of any Regulatory Condition (other than the CFIUS Condition) to be satisfied or (iii) by the Company pursuant to Section 8.01(d) and the primary cause therefor or result thereof is the failure of any Regulatory Condition (other than the CFIUS Condition) to be satisfied, then, in each case, Parent shall pay to the Company the Parent Termination Fee by wire transfer of same-day funds within two (2) Business Days following the date of such termination; provided, however, that in the case of each of clauses (ii) and (iii) above, Parent shall not be obligated to pay the Parent Termination Fee if (A) Parent has waived any unsatisfied Regulatory Condition (other than U.S. Antitrust Laws) and (B) the Company has declined to waive such Regulatory Condition (other than U.S. Antitrust Laws) after receiving Parent’s request for such waiver; and provided further, that, in the case of each of clauses (i), (ii) and (iii) above, it shall not be a defense to a finding of “primary cause” that there may be another cause for termination arising from circumstances that would also give rise to the payment of a Parent Termination Fee.

(f) If this Agreement is terminated by the Company pursuant to Section 8.01(g), then Parent shall pay to the Company the Parent Termination Fee by wire transfer of same-day funds within two (2) Business Days following the date of such termination.

(g) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company or Parent, as the case may be, fails promptly to pay the fee due pursuant to this Section 8.03, and, in order to obtain such payment, Parent or the Company makes a claim against the other party that results in a judgment against such other party, the Company or Parent, as the case may be, shall pay to the other party its costs and expenses (including attorneys’ fees and expenses) in connection with such claim, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(h) The Parties agree that in no event shall (i) the Company be required to pay the Tier I Company Termination Fee or Tier II Company Termination Fee on more than one occasion or (ii) Parent be required to pay the Parent Termination Fee on more than one occasion. Each of the Parties hereto acknowledges that neither the Tier I Company Termination Fee, Tier II Company Termination Fee nor the Parent Termination Fee is a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent and the Company, respectively, in the circumstances in which such fee is due and payable and which do not involve Willful Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(i) Notwithstanding anything to the contrary set forth in this Agreement, except in the case of fraud or Willful Breach by Parent or Merger Sub, in any circumstance in which the Company receives payment of the Parent Termination Fee pursuant to Section 8.03(e) or Section 8.03(f), the Parent Termination Fee shall, subject to Section 8.02 and Section 10.10, constitute the sole and exclusive remedy of the Company, any of its Subsidiaries or any Company Related Party against Parent, Merger Sub and any Parent Related Party for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise arising out of, or directly or indirectly relating to, this Agreement, the Financing Agreements, the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby, and upon payment of such amount, none of Parent, Merger Sub or any Parent Related Party shall have any further liability or obligation to the Company, any of its Subsidiaries or any Company Related Party relating to or arising out of this Agreement, the Financing Agreements, the transactions contemplated hereby or thereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith or therewith, in contract, in tort or otherwise. Except as expressly provided in the immediately preceding sentence, following the payment of the Parent Termination Fee (A) none of the Company, any of its Subsidiaries or any Company Related Party shall be entitled to bring, maintain or support any Legal Proceedings against Parent, Merger Sub or any Parent Related Party arising out of or in connection with this Agreement, the Financing Agreements, the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (B) the Company shall use its reasonable best efforts to cause any Legal Proceedings pending in connection with this Agreement, the Financing Agreements, the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby, to the extent maintained by the Company, any of its Subsidiaries or any Company Related Party against Parent, Merger Sub or any Parent Related Party to be dismissed with prejudice promptly.

(j) Notwithstanding anything to the contrary set forth in this Agreement, in any circumstance in which Parent receives payment of the Company Termination Fee pursuant to pursuant to Section 8.03(a), Section 8.03(b), or Section 8.03(c), the Company Termination Fee shall, subject to Section 8.02 and Section 10.10, constitute the sole and exclusive remedy of Parent and Merger Sub against the Company, any of its Subsidiaries and any Company Related Party for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, neither the Company nor any of its Subsidiaries or any Company Related Party shall have any further liability or obligation to Parent, Merger Sub or any Parent Related Party relating to or arising out of this Agreement, the transactions contemplated hereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith or therewith, in contract, in tort or otherwise.

Section 8.04 AMENDMENT. This Agreement may be amended by the Parties at any time prior to the Effective Time, whether before or after the Shareholder Approval shall have been obtained; provided, however, that after the Shareholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without such approval having been obtained. Notwithstanding anything to the contrary contained herein, Sections 10.05, 10.08(a), 10.08(c) and 10.09 and this Section 8.04 (and any provision of this Agreement to the extent an amendment, supplement, waiver or modification of such provision would modify the substance of any of the foregoing provisions in a manner that is materially adverse to a Financing Source) may not be amended, supplemented, waived or otherwise modified in a manner that is materially adverse to a Financing Source without the prior written consent of such Financing Source, which shall not be unreasonably withheld, conditioned or delayed. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties

Section 8.05 EXTENSION; WAIVER. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) subject to the proviso to the first sentence of Section 8.04 and only to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

INTERPRETATION

Section 9.01 CERTAIN DEFINITIONS. For purposes of this Agreement:

“2022 Notes” means the 6.625% senior unsecured notes due 2022 issued pursuant to the Third Supplemental Indenture between the Company and U.S. Bank National Association, as trustee, dated as of August 1, 2012.

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement (i) with terms no less favorable to the Company in the aggregate, as determined by the Company in good faith than those contained in the Confidentiality Agreement; provided that such confidentiality and standstill agreement shall expressly not prohibit, or adversely affect the rights of the Company thereunder upon, compliance by the Company with any provision of this Agreement and shall not provide for reimbursement by the Company of any fees, costs or expenses, it being understood that the Company may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to the Company in the aggregate, as determined by the Company in good faith, if it waives or modifies the standstill provision in the Confidentiality Agreement to be substantially similar in the aggregate, as determined by the Company in good faith or (ii) that is in effect as of the date hereof.

“Account” shall have the meaning given to such term in the ESPP.

“Acquisition Agreement” means any merger agreement, acquisition agreement or other similar definitive agreement related to any Acquisition Proposal, other than any Acceptable Confidentiality Agreement referred to in Section 5.02(b).

“Acquisition Proposal” means any inquiry, bid, proposal or offer from any person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) (other than from

Parent or any of its Affiliates) providing for (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (i) in excess of 25% (based on the fair market value, as determined in good faith by the Company Board) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (ii)(A) shares of Company Common Stock, which together with any other shares of Company Common Stock beneficially owned by such person or group, would equal in excess of 25% of the outstanding shares of Company Common Stock, or (B) in excess of 25% of the total voting power of the equity securities of the Company, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, in excess of 25% of the outstanding shares of Company Common Stock or in excess of 25% of the total voting power of the equity securities of the Company, taken as a whole, or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or group other than the Company (or the shareholders of any such person) would own, directly or indirectly, in excess of 25% of the aggregate voting power of the Company or of the surviving entity in a merger of the Company or the resulting direct or indirect parent of the Company or such surviving entity or in excess of 25% (based on the fair market value, as determined in good faith by the Company Board) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole.

“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Agreement” has the meaning set forth in the Preamble.

“Alternate Debt Financing” has the meaning set forth in Section 6.08(c).

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, any Foreign Merger Control Law and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (it being understood that “Antitrust Law” specifically excludes Exon-Florio and any other laws related to CFIUS).

“Articles of Merger” has the meaning set forth in Section 1.03.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.04.

“Barclays” has the meaning set forth in Section 3.25.

“Book Entry Shares” has the meaning set forth in Section 2.03(b).

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the City of New York.

“Capitalization Date” has the meaning set forth in Section 3.03(a).

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Condition” has the meaning set forth in Section 7.01(b)(ii).

“Change in Company Board Recommendation” has the meaning set forth in Section 5.02(d).

“Change of Control Offer” has the meaning set forth in Section 6.10(a).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Code” means Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder.

“Collective Bargaining Agreement” has the meaning set forth in Section 3.09(a)(iii).

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plans” mean, collectively, the Company Bargaining 401(k) Plan, the Company 401(k) Plan and the John Morrell & Co. 401(k) Savings Plan.

“Company Articles of Incorporation” has the meaning set forth in Section 1.05(a).

“Company Balance Sheet” has the meaning set forth in Section 3.06(e).

“Company Balance Sheet Date” has the meaning set forth in Section 3.06(e).

“Company Benefit Plans” has the meaning set forth in Section 3.12(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.04.

“Company Bylaws” has the meaning set forth in Section 1.05(b).

“Company Charter Documents” has the meaning set forth in Section 3.02.

“Company Common Stock” means the common stock, par value $0.50 per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company or any of its Subsidiaries or any asset of any of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Equity Awards” means, collectively, all Company Stock Options, Company PSUs, Deferred Units, Deferred Stock Accounts and Accounts granted under any Company Stock Plan.

“Company Intellectual Property” has the meaning set forth in Section 3.15(a).

“Company Leases” has the meaning set forth in Section 3.14(b).

“Company Material Adverse Effect” means any change, effect, event, fact, development, or occurrence that individually or in the aggregate, with all other changes, effects, events, facts, developments, or occurrences, has had or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no facts, circumstances, events, changes, effects or occurrences relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Company Material Adverse Effect: any change, effect, event or occurrence arising out of or resulting from (i) general economic, credit, capital or financial markets or political conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates, (ii) general changes or developments in the industries in which the Company or its Subsidiaries operate, (iii) the execution and delivery of this Agreement or the public announcement, pendency, performance or consummation of the Merger or other transactions contemplated hereby, (iv) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger, (v) any hurricane, tornado, earthquake, flood, natural disaster, act of God or other comparable events or any outbreak or escalation of hostilities, acts of war (whether or not declared), military actions or any act of sabotage or terrorism, (vi) any change in applicable Law or GAAP (or authoritative interpretation or enforcement thereof) which is proposed, approved or enacted on or after the date hereof, (vii) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Company Material Adverse Effect), or (viii) any action taken by the Company or its Subsidiaries at Parent’s written request, except in the cases of clauses (i), (ii), (v), or (vi), to the extent that the Company and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries primarily operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect).

“Company Pension Plan” means a Company Benefit Plan that is a “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Section 412 or Section 430 of the Code or Title IV of ERISA.

“Company Preferred Stock” has the meaning set forth in Section 3.03(a).

“Company PSUs” has the meaning set forth in Section 2.04(b).

“Company Related Party” means the respective, direct or indirect, former, current or future, officers, directors, partners, shareholders, managers, members or Affiliates of each of the Company and any of its Subsidiaries.

“Company Returns” has the meaning set forth in Section 3.13(a)(i).

“Company SEC Documents” has the meaning set forth in Section 3.06(a).

“Company Securities” has the meaning set forth in Section 3.03(b).

“Company Senior Management” has the meaning set forth in Section 4.10.

“Company Stock Certificate” has the meaning set forth in Section 2.03(b).

“Company Stock Options” has the meaning set forth in Section 3.03(a).

“Company Stock Plans” means the Company’s 2008 Incentive Compensation Plan, as amended, 1999 Equity Incentive Plan, 2005 long Term Incentive Plan, 2005 Non-Employee Directors Stock Incentive Plan, 2004 Non-Employee Director Deferral Plan, 1998 Stock Incentive Plan and the ESPP, and any applicable award agreements thereunder (including any PSU Agreement).

“Company Warrants” means those warrants to purchase shares of Company Common Stock issued pursuant to the following: (a) Master Terms and Conditions for Warrants, dated as of July 1, 2008, issued by the Company to Citibank, N.A.; (b) Master Terms and Conditions for Warrants, dated as of July 1, 2008, issued by the Company to Goldman, Sachs & Co.; (c) Master Terms and Conditions for Warrants, dated as of July 1, 2008, issued by the Company to JPMorgan Chase Bank, National Association, London Branch; (d) Confirmation for Warrants, dated as of July 1, 2008, issued by the Company to Citibank, N.A.; (e) Confirmation for Warrants, dated as of July 1, 2008, issued by the Company to Goldman, Sachs & Co.; (f) Confirmation for Warrants, dated as of July 1, 2008, issued by the Company to JPMorgan Chase Bank, National Association, London Branch.

“Compliant” means, with respect to the Required Information (other than projections, interpretations, forward-looking information and information of a general economic or industry-specific nature), that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not materially misleading in light of the circumstances under which such Required Information was provided, (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for offerings of debt securities on a registration statement on Form S-1 (other than such provisions (including, for the avoidance of doubt, the information requirements of Regulation S-X Rule 3-10, Regulation S-X Rule 3-16 and Item 402 of Regulation S-K) for which compliance is not customary in a Rule 144A offering of high yield debt securities), (iii) the Company’s auditors have delivered drafts of customary comfort letters as reasonably required by the Financing Sources, including, without limitation, customary “negative assurance” comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in such Required Information, and such auditors have confirmed they are prepared to issue any such comfort letters upon any pricing date occurring during, or on the next Business Day after, the Marketing Period and (iv) the financial statements and other financial information included in such Required Information (which, for the avoidance of doubt, shall not be required to include information required by Regulation S-X Rule 3-10, Regulation S-X Rule 3-16 or Item 402 of Regulation S-K) are, and remain throughout the Marketing Period, reasonably sufficient to permit the Financing Sources to receive the comfort letters contemplated by clause (iii) above on any day during, and on the next Business Day after, the Marketing Period.

“Confidentiality Agreement” has the meaning set forth in Section 6.02.

“constructive owner” with respect to any shares of Common Stock means a person who has a Synthetic Long Position (as defined below), calculated in the manner set forth below. The number of shares of Company Common Stock in respect of a Synthetic Long Position that shall be deemed to be “constructively owned” is the number of shares of Company Common Stock in respect of such Synthetic Long Position that is specified (whether expressly or indirectly) in a filing by such person or any of such person’s Affiliates or associates with the SEC or equivalent non-U.S. Governmental Authority or in the documentation evidencing such Synthetic Long Position as the basis upon which the value or settlement amount of such right or derivative, or the opportunity of the holder of such right or derivative to profit or share in any profit, is to be calculated in whole or in part. For purposes hereof, “Synthetic Long Position” means any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of Company Common Stock or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of Company Common Stock and that increases in value as the value of Company Common Stock increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of Company Common Stock, in any case without regard to whether (i) such derivative conveys any voting rights in such securities to such person or any of such person’s Affiliates or associates, (ii) such derivative is required to be, or capable of being, settled through delivery of such securities, or (iii) such person or any of its Affiliates or associates may have entered into other transactions that hedge the economic effect of such derivative; provided that a “Synthetic Long Position” shall not include any interests, rights, options or other securities set forth in Rule 16a-1(c)(1)-(5) or (7) of the General Rules and Regulations under the Exchange Act.

“Continuing Employees” has the meaning set forth in Section 6.05(a).

“Contract” means any contract, lease, Guaranteed Obligation, permit, authorization, indenture, note, bond, mortgage, franchise or other agreement or instrument, commitment, obligation or binding arrangement with respect to which there are continuing rights, liabilities or obligations, whether oral or in writing.

“Convertible Notes” means the Company’s 4% senior unsecured convertible notes due 2013 issued pursuant to that certain Second Supplemental Indenture to the Base Indenture, dated as of July 8, 2008, by and between the Company and U.S. Bank National Association, as trustee.

“Convertible Note Hedges” means the (i) Confirmation for Convertible Bond Hedging Transaction, dated July 1, 2008, between Citibank, N.A. and the Company, (ii) Confirmation for Convertible Bond Hedging Transaction, dated July 1, 2008, between Goldman, Sachs & Co. and the Company and (iii) Confirmation for Convertible Bond Hedging Transaction, dated July 1, 2008, between JPMorgan Chase Bank, National Association, London Branch and the Company.

“Debt Commitment Letters” has the meaning set forth in Section 4.04.

“Debt Financing” has the meaning set forth in Section 4.04.

“Debt Payoff” has the meaning set forth in Section 6.09(a)(x).

“Deferred Stock Account” shall have the meaning given to such term in the 2005 Non-Employee Directors Stock Incentive Plan.

“Deferred Unit” shall have the meaning given to such term in the applicable Company Stock Plan.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent and Merger Sub on the date hereof.

“DOJ” has the meaning set forth in Section 6.03(b).

“Effective Time” has the meaning set forth in Section 1.03.

“Employee” means any employee of the Company or any of its Subsidiaries, and shall include current, former, or retired employees except as specified in context.

“Environmental Approval” means any Governmental Authorization required under applicable Environmental Law with respect to the business and assets of the Company and its Subsidiaries.

“Environmental Claims” means any administrative or judicial actions, suits, Orders, claims, proceedings or written notices of noncompliance by or from any Governmental Authority or any other person alleging liability arising out of the Release of any Hazardous Material or the failure to comply with any Environmental Law or any Governmental Authorization issued thereunder.

“Environmental Law” means any Law relating to pollution or protection of the environment or natural resources or human exposure to Hazardous Materials.

“Equity Award Amounts” means, collectively, all amounts payable pursuant to Section 2.04.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“ESPP” means the Company’s Executive Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.03(a).

“Existing International Credit Facilities” means (i) the Credit Facility Agreement dated as of April 9, 2010, by and between Rabobank Polska S.A. and certain subsidiaries of the Company, as amended, (ii) the Overdraft Agreement dated as of September 30, 2005, by and between BRE Bank Spolka Akcyjna and certain subsidiaries of the Company, as amended, (iii) the Loan Agreement dated as of May 23, 2003, by and between Bank Przemyslowo and certain subsidiaries of the Company, as amended, (iv) the Overdraft Facility Agreement dated as of September 5, 2012 between HSBC Bank Polska S.A. and a subsidiary of the Company, as amended, (v) the Framework Agreement dated as of September 30, 2005 between certain subsidiaries of the Company and ING Bank Slaski S.A., as amended, (vi) the Overdraft Loan Agreement dated as of July 23, 2012 between a subsidiary of the Company and Bank Zachodni WBK Spolka Akcynja, as amended, (vii) the Loan Agreement dated as of August 20, 2012 between a subsidiary of the Company and ING Bank Slaski S.A., as amended, (viii) the Term Loan Agreement dated as of July 11, 2005 between Bank Polska Kasa Opieki S.A. and a subsidiary of the Company, as amended, (ix) the Investment Loan Agreement dated as of August 30, 2005 between Bank Zachodni WBK Spolka Akcinja and a subsidiary of the Company, as amended, (x) the Loan Agreement dated as of May 12, 2005 between ING Lease (Polska) Sp. z o.o. and a subsidiary of the Company, as amended and (xi) the term loan and working capital credit facility between S.G. Transfrigotren International S.A. and BRD-Groupe Societe Generale dated as of July 18, 2007, as amended.

“Existing Refinancing Debt Documents” means (i) the Amended and Restated Term Loan Agreement dated as of August 31, 2012 among the Company, the subsidiary guarantors and lenders from time to time party thereto and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch, as administrative agent, as amended, (ii) the Term Loan Agreement dated as of February 4, 2013 between the Company and Bank of America, N.A. as lender and administrative agent, as amended, (iii) the Existing Revolver, (iv) the Securitization Facility and (v) the Existing International Credit Facilities.

“Existing Revolver” means the Second Amended and Restated Credit Agreement dated as of June 9, 2011, by and among the Company, the subsidiary guarantors and lenders from time to time party thereto, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch, as administrative agent and joint lead arranger and the other financial institutions party thereto, as amended.

“Existing Share Repurchase Programs” means the share repurchase program approved by the Company Board in June 2011 and the share repurchase program approved by the Company Board in June 2012.

“Exon-Florio” has the meaning set forth in Section 3.05(b).

“Fairness Opinion” has the meaning set forth in Section 3.26.

“FCPA” has the meaning set forth in Section 3.21(a).

“Fee Letter” means any fee letter entered into in connection with the Debt Commitment Letters.

“Financing Agreements” has the meaning set forth in Section 4.04.

“Financing Sources” means the entities (including the Lenders and their respective Affiliates) that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or Alternative Debt Financing in connection with the transactions contemplated hereby, including the lead arranger or arranger or any of the parties to the Debt Commitment Letters and any joinder agreements or credit agreements relating thereto.

“Foreign Benefit Plan” means each agreement, plan or arrangement that would, if maintained primarily for the benefit of individuals regularly employed inside the United States, constitute a Company Benefit Plan, that is instead maintained primarily for the benefit of individuals regularly employed outside of the United States.

“Foreign Merger Control Law” has the meaning set forth in Section 3.05(b).

“FTC” has the meaning set forth in Section 6.03(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any: (a) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

“Government Official” includes any officer or employee of any government or public international organization, or any department or agency of such a government or organization; any officer or employee of a government-owned or controlled company; any political party; any political party official; any candidate for public office; or anyone acting in an official capacity on behalf of any of the foregoing.

“Guaranteed Obligations” means any obligation of any other person that is guaranteed by the Company or any of its Subsidiaries, whether such obligations relate to financial or performance guarantees of any nature, guarantees of lease commitments or otherwise, and regardless of whether such obligations or guarantees are consolidated or unconsolidated with, or otherwise reflected in, the financial statements of the Company or the footnotes thereto.

“Hazardous Materials” means any materials or wastes that are listed or defined in relevant form, quantity, concentration or condition as hazardous substances, hazardous wastes, hazardous materials, extremely hazardous substances, toxic substances, pollutants, contaminants or terms of similar import under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” of any person means, without duplication: (a) all obligations of such person for borrowed money and all obligations of such person evidenced by a note, bond, debenture, mortgage, debt security or similar instrument; (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, bonds (including surety bonds) and similar obligations, whether or not drawn, and banker’s acceptances issued for the account of such person; (c) all obligations of such person as lessee under leases which have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities; (d) all obligations of such person in the nature of overdrafts; (e) net liabilities of such person under all hedging obligations; (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such person to pay the deferred purchase price of property or services (excluding open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services); (g) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such person or any warrants, rights or options to acquire such capital stock; (h) indebtedness (excluding prepaid interest thereon) secured by any Liens on any property owned by such person even though such person has not assumed or otherwise become liable for the payment thereof; (i) all obligations of such person under interest rate, currency or commodity derivatives or hedging transaction; and (j) direct or indirect guarantees or other contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other person of a type described in clauses (a) through (i) above, and with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (j) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto.

“Indemnified Parties” has the meaning set forth in Section 6.06(a).

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, including such rights in and to: (a) any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application, patent disclosure or other patent right, (b) any trademark, service mark, trade name, business name, brand name, slogan, logo, trade dress and all other indicia of origin together with all goodwill associated therewith, and all registrations, applications for registration, and renewals for any of the foregoing, and (c) any copyright, work of authorship (whether or not copyrightable), design, design registration, database rights, and all registrations, applications for registration, and renewals for any of the foregoing (and including in all website content and software), (d) any Internet domain names, and (e) any trade secrets.

“International Trade Laws and Regulations” means all U.S. Laws concerning the import, export, or re-export of products, software, services, or technology, transactions involving foreign persons, and transactions in a country other than the United States, administered by the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of Energy, the U.S. Nuclear Regulatory Commission or the U.S. Department of Treasury, and the U.S. Customs and Border Protection, including the Tariff Act of 1930, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the Trading with the Enemy Act, the International Traffic in Arms Regulations, embargoes and trade restrictions promulgated under Executive Orders of the President of the United States or administered by the U.S. Treasury Department’s Office of Foreign Assets Control, anti-boycott regulations, anti-dumping and countervailing duty Laws and regulations, or any other applicable international trade Law or regulations administered by a governmental agency.

“Intervening Event” means any event, fact, development, circumstance or occurrence unrelated to an Acquisition Proposal that was not known to the Company as of the date hereof (or, if known, the consequences of which were not known to or reasonably foreseen by the Company Board as of the date hereof).

“Investment Interest” means any share, capital stock, partnership, limited liability company, membership, member, profit or loss sharing arrangement or similar interest in any person, and any option, warrant, right or security (including debt securities) convertible or exchangeable or exercisable thereto or therefor. For the avoidance of doubt, “Investment Interest” shall include any Guaranteed Obligations of the Company.

“IRS” has the meaning set forth in Section 3.12(b).

“Joint Notice” has the meaning set forth in Section 3.05(b).

“Joint Venture” has the meaning set forth in Section 3.01(d).

“Knowledge” means (a) with respect to the Company, the actual knowledge of any of the persons listed in Part 9.01(a) of the Company Disclosure Schedule, and (b) with respect to Parent or Merger Sub, the actual knowledge of any of the persons listed in Part 9.01(b) of the Parent Disclosure Schedule.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, consent order, consent decree, decree, Order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority or the NYSE and any Order or decision of an arbitrator or arbitration panel.

“Leased Real Property” has the meaning set forth in Section 3.14(b).

“Legal Proceeding” means any action, suit, claim (or counterclaim), charge, complaint, litigation, arbitration, mediation, grievance, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration or mediation panel.

“Lenders” has the meaning set forth in Section 4.04.

“Liens” means any lien, pledge, hypothecation, charge, mortgage, security interest, claim, option, right of first refusal, preemptive right, or community property interest or any restriction on the voting of any security, the transfer of any security or asset, or the possession, exercise or transfer of any other attribute of ownership of any asset.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days, on the first day of which, throughout which and on the last day of which (a) Parent shall have the Required Information the Company is required to provide pursuant to Section 6.09(a)(iii) and during such period the Required Information is Compliant; provided, that if the Company shall in good faith reasonably believe it has provided the Required Information and that it is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in such notice unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information or that it is not Compliant and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or which is not Compliant), and (b) the conditions set forth in Section 7.02(a), 7.02(b), or 7.02(c) (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied and nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) Business Day period; provided, however, that (x) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is obtained, (y) such fifteen (15) consecutive Business Day period shall end on or prior to August 16, 2013 or begin after September 4, 2013, and (z) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the completion of the Marketing Period:

(i) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company’s most recently filed Annual Report on Form 10-K, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by Ernst & Young LLP or another independent public accounting firm; or

(ii) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant Company SEC Document or Company SEC Documents have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP.

“Material Contract” has the meaning set forth in Section 3.09(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the cash consideration that a holder of shares of Company Common Stock is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 2.01(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Morgan Stanley” has the meaning set forth in Section 4.08.

“New Debt Commitment Letter” has the meaning set forth in Section 6.08(c).

“NYSE” has the meaning set forth in Section 3.03(d).

“Order” means any order, writ, assessment, decision, injunction, decree, judgment, ruling, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business and consistent with past practice.

“Outside Date” has the meaning set forth in Section 8.01(b)(i).

“Owned Real Property” has the meaning set forth in Section 3.14(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means any change, effect, event, fact, development or occurrence that, individually or in the aggregate, with all other changes, effects, events, facts, developments, or occurrences, prevents or materially impedes, interferes with, hinders or delays (a) the consummation by Parent or Merger Sub of the Merger or any of the other transactions contemplated by this Agreement on a timely basis, or (b) the compliance by Parent or Merger Sub of its obligations under this Agreement in any material respect.

“Parent Related Party” means the Financing Sources and the respective, direct or indirect, former, current or future, officers, directors, partners, shareholders, managers, members or Affiliates of each of Parent, Merger Sub and the Financing Sources.

“Parent Termination Fee” means $275,000,000.

“Party” or “Parties” has the meaning set forth in the Preamble.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“Paying Agent” has the meaning set forth in Section 2.03(a).

“PBGC” has the meaning set forth in Section 3.12(e).

“Per Share Merger Price” has the meaning set forth in Section 2.01(c).

“Permitted Liens” mean (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business, (b) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty, (c) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate, and (d) zoning, building and other similar codes and regulations.

“person” means an individual, corporation (including not-for-profit corporation), general or limited partnership, limited liability company, joint venture, association, trust, estate, association, Governmental Authority, unincorporated organization or other entity of any kind or nature, including the media, labor organizations or bargaining representatives.

“Plan of Merger” has the meaning set forth in Section 1.03.

“Pre-Existing Bid End Date” means June 27, 2013.

“Proxy Date” has the meaning set forth in Section 6.01(c).

“Proxy Statement” has the meaning set forth in Section 6.01(a).

“Proxy Statement Clearance Date” means the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement, including the first date following the tenth calendar day following the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement.

“PSU Agreement” has the meaning set forth in Section 2.04(b).

“Qualified Pre-Existing Bidder” means any person or group (the number of which Qualified Pre-Existing Bidders, other than Parent, being limited to two) from whom the Company or any of its Representatives has received an Acquisition Proposal during the period commencing on March 24, 2013 and ending as of the date of this Agreement.

“Regulatory Conditions” means any of the conditions set forth in Section 7.01(b) or Section 7.01(c) (but solely, in the case of Section 7.01(c), with respect to any Order relating to any Antitrust Law).

“Release” means any presence, release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

“Representative” means, with respect to any person, any Subsidiary of such person and such person’s and each of its respective Subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Required Information” has the meaning set forth in Section 6.09(a)(iii).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SCC” has the meaning set forth in Section 1.03.

“SEC” has the meaning set forth in Section 3.05(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization Facility” means the Credit and Security Agreement dated as of June 9, 2011 among certain subsidiaries of the Company, the lenders from time to time party thereto and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland,” New York Branch, as administrative agent, as amended.

“Shareholder Approval” has the meaning set forth in Section 3.23.

“Shareholders’ Meeting” has the meaning set forth in Section 6.01(c).

“Significant Subsidiary” has the meaning set forth in Section 3.01(c).

“Specified Foreign Merger Control Law” has the meaning set forth in Section 6.03(a).

a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

“Subsidiary Charter Documents” has the meaning set forth in Section 3.02

“Superior Proposal” means a bona fide written Acquisition Proposal involving the acquisition of (i) in excess of 50% (based on the fair market value, as determined in good faith by the Company Board) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (ii) in excess of 50% of the total voting power of the equity securities of the Company, taken as a whole, obtained after the date hereof, which did not result from or arise in connection with a material breach of Section 5.02(a), which the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) to be more favorable to the Company’s shareholders from a financial point of view than the Merger, in each case, taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby.

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or other form of anti-takeover statute or regulation.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, deposit, remittance, withholding or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any amendment thereto.

“Tier I Company Termination Fee” means $175,000,000.

“Tier II Company Termination Fee” means $75,000,000.

“Trade Authorizations” has the meaning set forth in Section 3.18.

“Transaction Litigation” means any Legal Proceeding commenced or threatened against any Party or any of its Affiliates by any Governmental Authority or any private party relating to, arising out of or involving this Agreement, the Merger or any of the other transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement.

“Triggering Event” means any of the following events: (a) a Change in Company Board Recommendation; (b) the Company shall have materially breached or failed to perform in a material respect its obligations or agreements contained in Section 5.02; or (c) if following the disclosure or announcement of an Acquisition Proposal, the Company Board shall have failed to reaffirm publicly the Company Board Recommendation within ten (10) Business Days after such Acquisition Proposal is disclosed or announced.

“UKBA” has the meaning set forth in Section 3.21(a).

“Voting Debt” has the meaning set forth in Section 3.03(c).

“VSCA” has the meaning set forth in the Recitals.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended, and any similar state, local or foreign Law or regulation requiring advance notification of a mass layoff or plant closing or other similar event requiring advance notice to any Employee, employee representative or Governmental Authority.

“Willful Breach” means, (i) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Party with knowledge (after reasonable inquiry) that such Party’s act or failure to act would reasonably be expected to result in or constitute a breach of this Agreement or (ii) Parent’s failure to consummate the Merger by the time set forth in Section 1.02 if all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) and the Company stood ready and willing to consummate the Closing on that date, except, with respect to clause (ii) only, if Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement solely as a result of a breach by the Lenders of their obligations to make available to Parent and Merger Sub the full amount of the Debt Financing (or if definitive agreements have been entered into in connection with the Debt Financing, pursuant to such definitive agreements).

Section 9.02 INTERPRETATION.

(a) When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated.

(b) The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “will” shall be construed to have the same meaning and effect of the word “shall.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “or” when used in this Agreement is not exclusive. When used in this Agreement, “dollars” and “$” shall refer to U.S. dollars.

(d) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(e) References to a person are also to its permitted successors and assigns. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(g) Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(h) Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.02 EXPENSES. Except as provided in Section 8.03, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger or any of the other transactions contemplated by this Agreement are consummated.

Section 10.03 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day (or, if international, two (2) Business Days) after being sent by an internationally recognized overnight air courier; (c) on the date of actual delivery if delivered personally (with written confirmation of receipt); or (d) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub, to:

Shuanghui International Holdings Limited

Unit 7602B-7604A, Level 76, ICC

1 Austin Rd West

Kln., Hong Kong

Fax No.: (852) 2868-6001

Attention:	Zhijun Yang General Manager/Director

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

4747 Executive Drive

Twelfth Floor

San Diego, CA 92121

Fax No.: (858) 458-3130

Attention: Carl R. Sanchez

if to the Company, to:

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, VA 23430

Fax No.: (757) 365-3025

Attention:	Michael H. Cole Vice President and Chief Legal Officer

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Fax No.: (212) 455-2502

Attention:	Robert E. Spatt Patrick J. Naughton

Section 10.04 ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto and the Disclosure Schedule), together with the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Confidentiality Agreement.

Section 10.05 NO THIRD-PARTY BENEFICIARIES. Except for the provisions of (a) with respect to any holder of any Company Equity Award, Section 2.04(b), (b) Section 6.06, and (c) with respect to the Financing Sources, the provisions of this Section 10.05 and Sections 8.03(i), 8.04, 10.08(a), 10.08(c), 10.09 and 10.10(b) neither this Agreement nor any other agreement contemplated hereby is intended to or shall confer upon any person (including any Company Related Party or Parent Related Party) other than the Parties hereto and thereto any legal or equitable rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.05 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters.

Section 10.06 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided, however, that, prior to the Closing, Parent and Merger Sub may assign this Agreement (in whole but not in part) to Parent or any of its direct or indirect wholly owned Subsidiaries after providing written notice thereof to the Company at least five (5) Business Days prior to such assignment and/or to any parties providing the Debt Financing solely for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Debt Financing. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.07 GOVERNING LAW. EXCEPT TO THE EXTENT THAT THE VSCA MUST GOVERN, INCLUDING WITH RESPECT TO THE TERMS OF THE MERGER AND APPLICABLE PROVISIONS OF SECTION 6.06, THIS AGREEMENT AND ANY LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (INCLUDING THE DEBT COMMITMENT LETTERS), OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 10.08 JURISDICTION; SERVICE OF PROCESS.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware) for the purpose of any Legal Proceeding directly or indirectly based upon, relating to arising out of this Agreement or any transaction contemplated hereby (including the Financing Agreements) or the negotiation, execution or performance hereof or thereof, and each of the Parties hereby irrevocably agrees that all claims in respect of such action or proceeding shall be brought in, and may be heard and determined, exclusively in such state or federal courts. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any action or proceeding so brought. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party at the addresses set forth in Section 10.03. Nothing in this Section 10.08 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

(c) Each of the Parties agrees that it will not bring or support any Legal Proceeding of any kind or description (including any cross-claim or third-party claim), whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof, in each case, in any forum other than the Supreme Court of the state of New York, county of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 10.09 WAIVER OF JURY TRIAL. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in any Legal Proceeding directly or indirectly based upon, relating to or arising out of this Agreement or any transaction contemplated hereby (including the Financing Agreements) or the negotiation, execution or performance hereof or thereof. Each Party certifies and acknowledges that (a) no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Legal Proceeding, seek to enforce the foregoing waiver, (b) each Party understands and has considered the implication of this waiver, (c) each Party makes this waiver voluntarily, and (d) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

Section 10.10 SPECIFIC PERFORMANCE; REMEDIES.

(a) The Parties agree that irreparable injury for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that, subject to Section 10.10(b), it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction related to this Agreement as provided in Section 10.08 may seek such an injunction without the necessity of demonstrating damages or posting a bond or other security in connection with any such Order. To the extent any Party brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended to the later of (x) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (y) such other time period established by the court presiding over such action, suit or proceeding (it being understood that this Section 10.10(a) shall not be deemed to alter, amend, supplement or otherwise modify the terms of any Debt Financing (including the expiration or termination provisions thereof). Subject to Section 10.10(b), each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Parent or Merger Sub, or the Company, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent or Merger Sub, or the Company, as applicable, under this Agreement.

(b) Notwithstanding the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief described in Section 10.10(a), the Parties acknowledge and agree that the Company shall not be entitled to enforce specifically the obligations of Parent or Merger Sub to consummate the Merger unless (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than any condition that by its nature cannot be satisfied until the Closing, but that is expected to be satisfied at the Closing) have been satisfied or waived, (ii) the full proceeds to be provided to Parent or Merger Sub by the Debt Financing shall be available to Parent or Merger Sub to complete the Merger.

Section 10.11 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.12 COUNTERPARTS; FACSIMILE AND ELECTRONIC SIGNATURES. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SHUANGHUI INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Wan Long
	Name:	Wan Long
	Title:	Chairman

SUN MERGER SUB, INC.

By:	/s/ Wan Long
	Name:	Wan Long
	Title:	Chairman

SMITHFIELD FOODS, INC.

By:	/s/ C. Larry Pope
	Name:	C. Larry Pope
	Title:	President and CEO

[Signature Page to the Merger Agreement]